Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of July 16, 2008

with respect to

NEEDLETECH PRODUCTS, INC.

by and among

THERAGENICS CORPORATION

as Purchaser,

RONALD ROUTHIER

as Sellers’ Representative,

THE INDIVIDUAL STOCKHOLDERS OF NEEDLETECH PRODUCTS, INC.
LISTED ON SCHEDULE 1 TO THIS AGREEMENT

as Sellers,

and

ROCKLAND TRUST COMPANY,

as Special Fiduciary and Trustee.

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

EXHIBITS/SCHEDULES

Schedule 1	List of Sellers
Schedule 2	Resigning Directors and Officer
Schedule 6.17	Employees signatory to Form of Employee Confidentiality,
Invention Assignment, Non-Solicitation and Non-Competition
Agreement
Schedule 7.03(h)	Employees entering into Form of Employment Agreement

Exhibit A	Escrow Agreement
Exhibit B	Form of Employee Confidentiality, Invention Assignment, Non-
Solicitation and Non-Competition Agreement
Exhibit C-1	Ronald Routhier Employment Agreement
Exhibit C-2	Russell Small Employment Agreement
Exhibit C-3	Form of Employment Agreement
Exhibit D-1	Ronald Routhier Non-Competition Agreement
Exhibit D-2	Russell Small Non-Competition Agreement
Exhibit D-3	Richard Routhier Non-Competition Agreement
Exhibit E	Form of Sales Representative Agreement
Exhibit F	Form of Lease Agreement

[Schedules and Exhibits omitted. The Company will furnish a copy of any omitted Schedule or Exhibit to the Commission upon request.]

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into as of July 16, 2008, by and among Theragenics Corporation, a Delaware corporation (“Purchaser”),  Ronald Routhier, a resident of the Commonwealth of Massachusetts, as Sellers’ Representative pursuant to Section 6.13 hereof, those individual stockholders of NeedleTech Products, Inc., a Massachusetts corporation (the “Company”) listed on Schedule 1 hereto and Rockland Trust Company, a Massachusetts trust company, in its capacity as the special fiduciary and trustee of the ESOP (the “Special Fiduciary and Trustee”).  Capitalized terms not otherwise defined herein have the meanings set forth in Article I.

RECITALS

As of the date hereof, the Sellers and the Special Fiduciary and Trustee are the beneficial owners of one hundred percent (100%) of the issued and outstanding capital stock of the Company.

Pursuant to this Agreement, Sellers and the Special Fiduciary and Trustee shall sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers and the Special Fiduciary and Trustee, for the consideration and on the terms set forth in this Agreement, the shares of common stock of the Company, no par value (the “Company Shares”), set forth opposite the name of each Seller or the Special Fiduciary and Trustee on Schedule 1 hereto, which Company Shares represent one hundred percent (100%) of the issued and outstanding capital stock of the Company.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions and Construction.

(a)       Certain Defined Terms.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below.  All other capitalized terms, when used in this Agreement, shall have the respective meanings assigned to them where they first appear and are defined in this Agreement.

“Action or Proceeding” means any action, suit, litigation, proceeding, mediation, arbitration or Governmental Entity investigation or audit.

“Affiliate”, with respect to any Person, means any other Person that controls, is controlled by or is under common control with the first Person.

“Agreement” means this Stock Purchase Agreement, together with all Schedules and Exhibits attached hereto and referenced herein.

“Ancillary Agreements” means, collectively, the Ronald Routhier Employment and Non-Competition Agreements, the Russell Small Employment and Non-Competition Agreements, the Escrow Agreement, the Form of Employee Confidentiality, Invention Assignment, Non-Solicitation and Non-Competition Agreement, the Form of Employment Agreement, the Richard Routhier Non-Competition Agreement, the Form of Sales Representative Agreement, the Form of Lease Agreement and all other support agreements and other agreements to be entered into in connection with the transactions contemplated by this Agreement.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, tangible or intangible, absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, leased or licensed by such Person, including, but not limited to, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, licenses, Contracts, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate”, with respect to any Person, means any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, the spouse of such Person, or any relative of such Person or spouse, who shares the same primary residence of such Person.

“Benefit Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, savings, stock purchase, stock option, restricted stock, stock grant, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day care, dependent care, legal services, cafeteria, life insurance, health, accident, disability, worker’s compensation or other insurance, severance, separation, welfare or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition (financial or other), results of operations and Assets and Properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, sales and promotional literature, sales and purchase correspondence, ledgers, journals, deeds, title policies, personnel and employment records, Contracts, Licenses, customer and supplier lists, telephone and facsimile numbers, computer files and programs, operating data and plans, retrieval programs, and environmental studies and plans.

“Business” means the design, manufacturing and sale of specialty needles, needle systems and related hand-held, single use medical devices.

“Business Contracts” means all Contracts (other than the Real Property Leases and the Personal Property Leases) to which the Company is a party and which are used or held for use by the Company primarily in, or are necessary for, the conduct of the Business as a going concern, including purchase orders and Contracts related to customers, suppliers, sales representatives, distributors, as well as Contracts pertaining to the marketing, manufacturing and testing of products and services of the Business.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law or executive order to close in the State of Georgia.

“Business Licenses” means all Licenses (including applications therefor), to the extent transferable, which are used or held for use by the Company primarily in, or are necessary for, the conduct of the Business as a going concern.

“CERCLA” has the meaning ascribed to it in the definition of “Environmental Law” under this Section 1.01(a).

“Certificates” has the meaning ascribed to it in Section 2.02.

“Claim” has the meaning ascribed to it in Section 9.04(a).

“Closing” has the meaning ascribed to it in Section 2.06.

“Closing Date” has the meaning ascribed to it in Section 2.06.

“Closing Balance Sheet” has the meaning ascribed to it in Section 2.03(b).

“COBRA” has the meaning ascribed to it in Section 3.16(j).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” means NeedleTech Products, Inc., a Massachusetts corporation.

“Company Authorizations” has the meaning ascribed to it in Section 3.12.

“Company Intellectual Property” means all the Intellectual Property that is used or useful in, or is necessary for, the conduct of the Business as a going concern (including the Company’s goodwill therein).

“Company Shares” means the issued and outstanding common stock of the Company.

“Company Plans” has the meaning ascribed to it in Section 3.16(b).

“Confidential Information” has the meaning ascribed to it in Section 3.13(m).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated January 25, 2006 between Purchaser and the Company.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or arrangement (whether written or oral) setting forth a legal obligation or right of a party thereto with respect to the subject matter thereof (including all amendments, supplements thereto, restatements thereof and consents, waivers and notices thereunder which affect the rights and/or obligations of any of the parties thereto).

“CPA Firm” has the meaning ascribed to it in Section 2.03(b).

“Current Assets” means the aggregate of the amounts with respect to the line items reflected as current assets in the Pre-Closing Balance Sheet or Closing Balance Sheet, as applicable, and prepared in accordance with GAAP.

“Current Liabilities” means the aggregate of the amounts with respect to the line items reflected as current liabilities in the Pre-Closing Balance Sheet or the Closing Balance Sheet, as applicable, and prepared in accordance with GAAP.

“Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article III.

“Dispute” has the meaning ascribed to it in Section 10.09.

“$” or “Dollars” means United States dollars.

“Employees” means all employees of the Company or its Affiliates employed in connection with the Business as of the date of this Agreement.

“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance, right or restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Environmental Claim” means any action, suit, complaint, notice of violation, demand, penalty, written or oral notice, request for information or other communication, claim, investigation, order or proceeding relating to:  (i) the actual or alleged violation of any Environmental Law, including, without limitation, any alleged failure to possess or comply with any environmental approvals, permits, licenses, clearances and consents required under any Environmental Law; (ii) any treatment, storage, recycling, transportation, disposal, handling, placement, Release or threatened Release, or the presence of any Hazardous Material at any location, whether or not owned by the Person against whom such liability is alleged or asserted; or (iii) the actual or alleged exposure of any Person to any Hazardous Material.

“Environmental Law” means any Law or rule of common law (including, without limitation, nuisance and trespass claims) of any Governmental Entity, relating to human health, safety, any Hazardous Material, natural resources or the environment (including, without limitation, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks), and shall include, without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and their state equivalents or analogs, and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to it in Section 3.16(b).

“Escrow Agent” has the meaning ascribed to it in Section 9.02.

“Escrow Agreement” has the meaning ascribed to it in Section 2.04(b).

“Escrow Amount” has the meaning ascribed to it in Section 2.04(b).

“Escrow Fund” has the meaning ascribed to it in Section 9.02.

“ESOP” means the NeedleTech Products Employee Stock Ownership Plan and the trust established thereunder.

“ESOP Loan” has the meaning ascribed to it in Section 2.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

“Expenses” means, with respect to any party hereto, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) reasonably incurred by or on behalf of such party in connection with or related to the negotiation, authorization, preparation, execution and performance of its obligations pursuant to this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement, and all other matters and proceedings related to this Agreement, the Ancillary Agreements, the transactions contemplated by this Agreement and thereby and the closing of such transactions.

“Final Closing Working Capital” has the meaning ascribed to it in Section 2.03(b).

“Financial Statements” has the meaning ascribed to it in Section 3.06.

“Former Employees” means all individuals who were at one time employees of the Company or its Affiliates and were employed in connection with the Business.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” means any United States federal, state or local and any foreign governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body.

“Hazardous Material” means any material or substance, whether solid, liquid or gaseous:  (i) which is listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “regulated substance,” “toxic substance,” “contaminant,” “pollutant” or “solid waste,” or otherwise classified or regulated as hazardous or toxic, in or pursuant to any Environmental Law, or for which a Person may be subject to liability under any Environmental Law; (ii) which is or contains asbestos, lead-based paint, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, motor fuel, or petroleum (including, without limitation, petroleum products, by-products, constituents or other petroleum hydrocarbons), fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, (including without limitation, mold, toxic or mycotoxin spores); or (iii) which causes a contamination or nuisance on, in, at, under, around or affecting any property or a hazard, or threat of the same, to public health, human health or the environment.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments; (ii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iii) under capital leases; and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

“Indemnified Parties” has the meaning ascribed to it in Section 9.03(a).

“Indemnitee” has the meaning ascribed to it in Section 9.04(a).

“Indemnitor” has the meaning ascribed to it in Section 9.04(a).

 “Intangible Personal Property” means all Intellectual Property of the Company, including the items listed in Section 3.13(h) of the Disclosure Schedule, and all Intellectual Property of the Company related to Product-Specific Machinery and Equipment.

“Intellectual Property” means any or all of the following, and all rights in, to, under, arising out of, or associated with any or all of the following:  (i) all United States, foreign and international patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures); (ii) all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress, brand names, business and product names, Internet domain names, logos and slogans; (iii) all copyrightable works and copyright rights therein (including all common law rights and governmental or other registrations or applications for registration pertaining thereto, and renewal rights therefor); (iv) all sui generis database rights, ideas, inventions, (whether patentable or not), invention disclosures, improvements, technology, know-how, show-how, formulas, systems, processes, designs, methodologies, industrial models, works of authorship, technical drawings, statistical models, algorithms, modules, computer programs, technical documentation, business methods, work product, intellectual and industrial property licenses, proprietary information, and customer lists; (v) all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (viii) all shop rights and moral rights, (ix) all trade secrets, trade secret rights, and other proprietary rights in information, including contractual or other rights to confidential information of third parties or to have information treated as confidential by third parties; (x) all similar, corresponding or equivalent rights to, and to the benefits pertaining to, any of the foregoing, including (without limitation), the right to institute, defend and/or prosecute all suits and proceedings and retain all damage and other awards and to take all actions necessary or proper to collect, assert, or enforce any interest, claim, right, or title of any kind in and to any and all of the foregoing, or the Assets and Properties; and (xi) all documentation related to any of the foregoing; provided, however, that the term “Intellectual Property” does not include any of the foregoing to the extent that the rights thereto are in the public domain and not subject to ownership or proprietary rights on the part of any party.

“Inventory” means all inventory of goods and supplies used or maintained in connection with the Business of the Company, including medical supplies and office supplies, whether as finished product, raw material or work in progress, and whether held at, or in transit from or to, the locations at which the Business of the Company is conducted.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company (other than trade receivables generated in the ordinary course of business of the Company).

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. federal, state, or local, and any foreign, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or other requirement or rule of law, as in effect from time to time, including the Foreign Corrupt Practices Act.

“Legal Expenses” of Indemnified Parties means any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Indemnified Parties and its counsel in investigating, preparing for, defending against, providing evidence, producing documents or responding to subpoenas in connection with, or taking other action with respect to any threatened or asserted claim or investigation of a third party or Governmental Entity, including expenses of investigation, court costs, and fees and expenses of attorneys, accountants and experts.

“Liability” and “Liabilities” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, matured or unmatured, determined or undetermined, or whether due or to become due).

“License” means any license, permit, certificate of authority, authorization, approval, registration, franchise and similar consent granted or issued by any Governmental Entity.

“Loss” has the meaning ascribed to it in Section 9.03(a).

“Material Adverse Effect” with respect to the specified Person means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other such changes, effects, events, occurrences, states of fact and developments, is, or would reasonably be expected to be, materially adverse to the business, assets, Liabilities, financial condition, operations, results of operations or prospects (financial or other) of the specified Person; provided, however, that none of the following shall be deemed in itself to constitute a Material Adverse Effect:  changes, effects, events, occurrences, states of facts or developments (A) occurring as a result of general economic conditions in the United States or generally prevailing conditions in the United States financial markets, or (B) which, in the case of the Business, are not unique to the Business, but also affect other Persons who participate or are engaged in businesses comparable to the Business, to the extent, in each case, that such changes, events, occurrences, states of fact or developments do not have a materially disproportionate effect on the Business.

“Notice” has the meaning ascribed to it in Section 9.04(a).

“Notice of Disagreement” has the meaning ascribed to it in Section 2.03(b).

“Order” means any writ, judgment, decree, notice, ruling, opinion, stipulation, determination, injunction or similar order or award of any arbitrator, mediator or Governmental Entity (in each such case whether preliminary or final).

“Payment Programs” means any payment program, including without limitation Medicare, TRICARE, Medicaid, worker’s compensation, Blue Cross/Blue Shield programs, managed care plans, health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, employee benefit plans, government sponsored programs, alternative care plans, and other third party reimbursement and payment programs.

“Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; or (ii) any statutory Encumbrance arising in the ordinary course of Business by operation of Law with respect to a Liability that is not yet due and payable and does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.

“Personal Property Leases” means (i) the leases or subleases of Tangible Personal Property described in Section 3.26(a) of the Disclosure Schedule as to which the Company is the lessor or sublessor, and (ii) the leases of Tangible Personal Property described in Section 3.26(a) of the Disclosure Schedule as to which the Company is the lessee or sublessee, together with any options to purchase the underlying property.

“Pre-Closing Balance Sheet” means the unaudited balance sheet of the Company dated as of February 29, 2008 as adjusted for GAAP and by any findings resulting from the audit of the December 31, 2007 and 2006 financial statements performed by Dixon Hughes.

“Pre-Closing Working Capital” means the Working Capital derived from the Company’s Pre-Closing Balance Sheet.

“Product-Specific Machinery and Equipment” has the meaning ascribed to it in the definition for “Tangible Personal Property”.

“Purchase Price” has the meaning ascribed to it in Section 2.03(a).

“Purchaser” means Theragenics Corporation, a Delaware corporation.

“Rate” has the meaning ascribed to it in Section 9.03(a).

“Real Property Leases” means (i) the leases and subleases of real property with respect to the Company’s facilities which are described in Section 3.26(a) of Disclosure Schedule as to which the Company is the lessor or sublessor, and (ii) the leases and subleases of real property described in Section 3.26(a) of the Disclosure Schedule as to which the Company is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits and profits appurtenant to or related to such leases and subleases.

“Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, escaping, injecting, leaching, dispersing, seeping, migrating, filtering, dumping, disposing, injecting or other releasing into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, whether intentional or unintentional, including, without limitation, the movement of Hazardous Material on, in, under, above, about, through or into the air, soil, surface water, or groundwater.

“Representatives” has the meaning ascribed to it in Section 6.03(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

“Sellers” means all of the holders of Company Shares; provided, however, that for purposes of this Agreement, “Sellers” shall not include the Special Fiduciary and Trustee or the ESOP.

“Sellers’ Representative” has the meaning ascribed to it in Section 6.13.

“Special Fiduciary and Trustee” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity, a majority of the stock or other equity interests or voting power of which is owned, directly or indirectly, by such Person (either alone or through or together with any other subsidiary of such Person).  For the avoidance of doubt, Chartier-Tate LLC shall not be considered a “Subsidiary” for purposes of this Agreement.

“Tangible Personal Property” means all furniture, fixtures, vehicles, machinery, equipment, tools (including machinery and equipment designed exclusively for products of the Business) (“Product-Specific Machinery and Equipment”) computers (including computer hardware and software) and other tangible personal property and all replacement parts therefor which are used or held for use by the Company primarily in, or are necessary for, the conduct of the Business as a going concern, and including any of the foregoing purchased subject to any Encumbrance in favor of any other Person and including Product-Specific Machinery and Equipment owned or leased by the Company and located at locations where products of the Business are manufactured or tested.

“Tax” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including, without limitation, taxes or other charges on or with respect to income, built-in gains, excessive net passive income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” means any return, statement, report or form (including any estimated tax reports and returns, withholding tax reports and returns and information reports and returns) required to be filed with respect to any Tax.

“Taxing Authority” means any Governmental Entity or taxing authority responsible for the assessment, collection or administration of any Tax.

“Working Capital” means the difference between Current Assets and Current Liabilities.

(b)           Construction.  Unless the context of this Agreement otherwise clearly requires:  (i) words of any gender include each other gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” except when preceded by a negative predicate; and (vi) when a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  The term “party” or “parties” (but not the term “third party”) when used herein refers to Purchaser, on the one hand, and the Sellers, the Special Fiduciary and Trustee, and the Company, on the other hand.  When used herein, the phrase “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person or any similar phrase, means, in the case of Purchaser, the actual knowledge of Christine Jacobs, Bruce Smith, and Frank Tarallo, in the case of the Company, the actual knowledge of Ronald Routhier, Russell Small, and Richard Routhier, in the case of each Seller, the actual knowledge of such Seller, and in each case, the knowledge that such Person or Persons would have obtained of the matter represented after reasonable due and diligent inquiry of those employees and agents of such Person whom such Person reasonably believes would have actual knowledge of the matters represented.  In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the “ordinary course of business” and “ordinary course of business consistent with past practice” refers to the business and practice of the specified business as heretofore conducted to the extent:  (a) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day-to-day operations; and (b) such action is not required to be specifically authorized by such party’s stockholders or members, as applicable, such party’s board of directors or managers, as applicable, or any committee thereof and does not require any other separate or special authorization of any nature from a third party.

ARTICLE II

SALE AND TRANSFER OF SHARES; CLOSING

Section 2.01    Purchase and Sale of Company Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser hereby purchases, acquires and accepts from Sellers and the Special Fiduciary and Trustee, and Sellers and the Special Fiduciary and Trustee hereby sell, assign, convey and deliver to Purchaser, all of their respective rights, title and interests in and to the Company Shares, free and clear of any Encumbrances.

Section 2.02    Executed Stock Powers.  At the Closing, each Seller and the Special Fiduciary and Trustee shall deliver executed stock powers, in a form reasonably satisfactory to Purchaser, together with those original certificates that immediately prior to the Closing represented the Company Shares held by such Seller and the Special Fiduciary and Trustee, or a duly executed affidavit of lost certificate and indemnity for any certificate for Company Shares which has been lost, stolen, seized or destroyed (the “Certificates”), to Purchaser.

Section 2.03    Purchase Price and Adjustment of Purchase Price.

(a)           Purchase Price.  The aggregate purchase price for the Company Shares is Forty-Seven Million Eight Hundred Thousand Dollars ($47,800,000) (the “Purchase Price”) subject to the adjustment as provided in Section 2.03(b).  The Purchase Price is payable in cash at the Closing in the manner provided in Section 2.04.

(b)           Adjustment of Purchase Price.

(i)           As soon as practicable (but in no event later than ninety (90) days after the Closing Date), Purchaser shall deliver to the Sellers’ Representative an unaudited balance sheet for the Company dated as of the Closing Date (the “Closing Balance Sheet”) which shall include a calculation of Working Capital for the Company as of the Closing Date.  The Closing Balance Sheet shall be prepared in accordance with GAAP as in effect on the Closing Date.  The Closing Balance Sheet shall become final and binding on the Purchaser and the Sellers unless either party gives written notice of disagreement (“Notice of Disagreement”) within thirty (30) days following delivery by Purchaser of the Closing Balance Sheet.  Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If Purchaser or Sellers are unable to resolve the disagreements with respect to the Closing Balance Sheet within thirty (30) days following the issuance of the Notice of Disagreement, they shall refer the remaining differences to a certified public accounting firm mutually agreeable to the parties (the “CPA Firm”), which acting as experts and not as arbitrators, shall determine only with respect to the remaining differences so submitted, whether and to what extent, if any, the Working Capital as calculated based on the Closing Balance Sheet requires adjustment.  Purchasers and the Sellers’ Representative shall direct the CPA Firm to use its best efforts to render its determination within thirty (30) days after the date the CPA Firm is selected.  The CPA Firm’s determination shall be conclusive and binding upon the Purchaser and the Sellers.  The fees and disbursements of the CPA Firm shall be paid by the party whose position regarding the Closing Balance Sheet is not consistent with the CPA Firm’s determination; provided, however, that in the event neither party’s position regarding the Closing Balance Sheet was consistent with the CPA Firm’s determination such fees and disbursements will be shared equally by the parties.  The Working Capital amount that becomes final and binding on Purchaser and the Sellers under this Section 2.03(b) shall be referred to herein as the “Final Closing Working Capital.”

(ii)           After the calculation of the Final Closing Working Capital, the Purchase Price shall be adjusted and payments shall be made as follows, not later than five (5) Business Days following the determination of the Final Closing Working Capital:

(A)           If the Final Closing Working Capital is less than the Pre-Closing Working Capital, then the Escrow Agent shall return and deliver to Purchaser out of the Escrow Fund a dollar amount of cash equal to the difference in excess of $250,000.

(B)           If the Final Closing Working Capital exceeds the Pre-Closing Working Capital, then the Purchaser shall pay to the Escrow Agent in cash the difference in excess of $250,000.

Section 2.04    Payment of Purchase Price.

The Purchase Price which is payable at Closing shall be paid as follows:

(a)           that amount, if any, of the Purchase Price necessary to be paid to the applicable lenders and other creditors of the Company or Sellers to satisfy and release in full any Indebtedness and Encumbrances with respect to the Company, or otherwise obtain clear title to the Company’s Assets and Properties, shall be paid to such lenders and other creditors in accordance with the payoff letters or other documentation provided by such creditors;

(b)           Purchaser shall deliver to the Escrow Agent cash in the amount of Four Million One Hundred Eleven Thousand Five Hundred Dollars ($4,111,500) (the “Escrow Amount”), in accordance with Article IX and the escrow agreement entered into on the Closing Date among Purchaser, Ronald Routhier, Richard Routhier, Russell Small and the Escrow Agent in substantially the form of Exhibit A hereto (the “Escrow Agreement”).  Each of Ronald Routhier, Richard Routhier and Russell Small’s respective interest in the Escrow Amount is set forth opposite his name on Schedule 1; and

(c)           each Seller’s allocable portion of the balance of the Purchase Price shall be paid to such Seller in cash in the amount set forth opposite each Seller’s name on Schedule 1.

The Purchase Price payable to each Seller shall be transmitted by wire transfer or other immediately available funds to a bank or other account designated by such Seller.

Section 2.05    Allocation of Purchase Price Paid to ESOP.

(a)           The portion of the Purchase Price paid to the ESOP that is attributable to Company Shares in the ESOP that are subject to an Encumbrance and a loan that qualifies (or was intended to qualify) as an “exempt loan” within the meaning of Treasury Regulations Section 54.4975-7(b)(1)(iii) (an “ESOP Loan”) will first be paid to the holder of such ESOP Loan to repay any outstanding balance of the ESOP Loan in full.  Any remaining portion of the Purchase Price attributable to such Company Shares will then be used by the ESOP to pay proper ESOP expenses and any remaining amounts will be allocated to the accounts of ESOP participants and beneficiaries as earnings pursuant to the terms of the ESOP.

(b)           The portion of the Purchase Price paid to the ESOP that is attributable to Company Shares in the ESOP that have been released from (or were not subject to) an Encumbrance under the ESOP Loan will be paid to the Special Fiduciary and Trustee and will be allocated promptly following the Closing by Newco (as defined in Section 7.02(w)) to the accounts of such ESOP participants and beneficiaries in accordance with the terms of the ESOP.

Section 2.06    Closing.  The closing of the purchase and sale of the Company Shares shall take place as of 5:00 pm Eastern Daylight Savings Time on July 31, 2008 (the “Closing Date”) or such other date and/or time as the parties hereto agree (the “Closing”).  The Closing shall take place at the Atlanta office of Powell Goldstein LLP, Fourteenth Floor, 1201 West Peachtree Street, NW, Atlanta, Georgia 30309-3488, or at such other location upon which the parties may mutually agree.

Section 2.07    Closing Deliverables.  Sellers, the Special Fiduciary and Trustee and the Company shall deliver to Purchaser and Purchaser shall deliver to Sellers, through the Sellers’ Representative, and the Company fully executed originals of the certificates, contracts, documents and instruments required by Article VII.

Section 2.08   Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, at Purchaser’s request and sole cost and without further consideration, Sellers and the Special Fiduciary and Trustee shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, the Company Shares, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and to assist Purchaser in exercising all rights with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF EACH SELLER AND THE COMPANY

As inducements for Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, each Seller (with respect to himself, herself or itself only, and with respect only to the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05(c), 3.20(c), 3.24, and 3.35), and the Company represent and warrant to Purchaser that, subject to the exceptions specifically disclosed in writing in a schedule delivered to Purchaser prior to (or contemporaneously with) the signing of this Agreement (the “Disclosure Schedule”), the statements set forth in this Article III are true and correct.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered sections and lettered subsections of this Agreement, and all exceptions shall reference a specific representation set forth in this Article III and shall apply only to such numbered section and lettered subsection unless expressly cross-referenced in another numbered section and lettered subsection.

Section 3.01    Organization, Standing and Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  The Company has the corporate power and authority to own, use, license, lease and operate its Business and to carry on its Business as it is now being conducted and as currently proposed to be conducted and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its Business, or the conduct or nature of its Business, makes such qualification, licensing or admission necessary.

(b)           The Company does not own any wholly or partially-owned Subsidiaries.

Section 3.02    Authority.

Sellers and the Company have the requisite capacity, power and authority, as appropriate, to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Sellers, the Company or any of their Affiliates are each a party, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, have been duly authorized by all necessary corporate, stockholder and other action on the part of the Sellers and the Company.  This Agreement has been, and the Ancillary Agreements to which the Sellers and the Company are a party will be, duly executed and delivered by such parties.  This Agreement constitutes, and the Ancillary Agreements to which the Sellers and the Company are a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally, and equitable remedies whether asserted in actions at law or in equity.

Section 3.03    No Conflicts.  The execution and delivery by the Sellers and the Company of this Agreement and the Ancillary Agreements to which they are parties do not, and the consummation by the Sellers and the Company of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not:

(a)           conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, Bylaws or other charter or organizational documents of the Company, as presently in effect, or (ii) any of the Real Property Leases, Business Contracts, Personal Property Leases, Business Licenses, or any other Contract, or other instrument, permit, concession, franchise, or License applicable to the Company, its Business or any of the Assets and Properties of the Company;

(b)           conflict with or result in a violation or breach of, or default under, any Law or Order applicable to the Company, its Business or any of the Assets and Properties of the Company that has had, or would reasonably be expected to have, a Material Adverse Effect on the Business or any Assets and Properties of the Company;

(c)           except as listed in Section 3.28 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Sellers or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, or (vi) result in the loss of any material benefit under any of the terms, conditions or provisions of, any Business Contract, Business License, Real Property Lease, Personal Property Lease or any other Contract to which the Company or any Seller is a party; or

(d)           result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon the Business or any of the Assets and Properties of the Company.

(e)           conflict with any agreement, document, or Law establishing or controlling the ESOP.

Section 3.04     No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Sellers, the Company, the Business or any of the Assets and Properties of the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, authorizations, filings, approvals and registrations which would not prevent or alter or delay any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (ii) as set forth on Section 3.04 of the Disclosure Schedule, such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Food and Drug Administration,  Drug Enforcement Administration, CE Mark, ISO Certification, Patent and Trademark Office and Environmental Law authorities.

Section 3.05   Title to Assets and Properties, Company Shares; Absence of Encumbrances.

(a)           The Company has good and valid title to all of the Assets and Properties of the Company (excluding any assets that are subject to a lease) free and clear of any Encumbrances except for Permitted Encumbrances.  The Assets and Properties of the Company are not subject to any preemptive right, right of first refusal or other right or restriction, are in good operating condition and repair, reasonable wear and tear excepted, are suitable and adequate for use in the ordinary course of business, and conform in all material respects to all applicable Laws.  Except as set forth in Section 3.05 of the Disclosure Schedule, the Assets and Properties currently owned or leased by the Company are sufficient in order to conduct the Business consistent in all material respects with the manner in which the Company conducts its Business on and as of the date of this Agreement.

(b)           Except as set forth in Section 3.05 of the Disclosure Schedule,  all of the Real Property Leases and Personal Property Leases are valid, binding and enforceable on the Company in accordance with their terms, and, to the knowledge of the Company, are enforceable against the other party or parties thereto in accordance with their terms.  The Company is not in default under any such lease applicable to it and there has not occurred any event that, either alone or with the giving of notice or lapse of time or both, would constitute a default by the Company under such lease.  To the knowledge of the Company, there is no current default by any other party to any such lease and no event has occurred that, either alone or with the giving of notice or lapse of time or both, would constitute a default by such party under any such lease.

(c)           Each Seller has good and marketable title to his or her Company Shares, free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities Laws).

Section 3.06    Financial Statements and Schedules.  As set forth in Section 3.06 of the Disclosure Schedule, the Company has delivered to Purchaser the Company’s reviewed balance sheet and income statements as of and for the twelve (12) month periods ended December 31, 2007, 2006 and 2005, respectively, as well as the Company’s unaudited balance sheet and income statement as of and for the five (5) months ended May 31, 2008, respectively (together with any financial statements delivered pursuant to Section 6.05 hereof referred to collectively as the “Financial Statements”).  The Financial Statements delivered to Purchaser with respect to the Company are correct and complete in all material respects and were prepared on a consistent basis throughout the periods indicated and with each other.  However, the Financial Statements are subject to adjustments necessary to conform to GAAP and adjustments, if any, that result from the audits of the December 31, 2007 and 2006 financial statements.  The Financial Statements present fairly and accurately the financial position and operating results of the Company for the periods indicated therein, subject to adjustments for GAAP and normal year-end audit adjustments, which audit adjustments are of a normal and recurring nature and are not material in amount, and in the case of the balance sheet and income statement as of and for the five (5) months ended May 31, 2008 and the twelve (12) month period ended December 31, 2005, the absence of notes.  The Company maintains and, through the Closing Date, will continue to maintain a system of internal accounting controls that is reasonably and in good faith believed by the Company to be adequate for their intended purpose.

Section 3.07    Ordinary Course.  Since December 31, 2007, the Company has conducted its Business in the ordinary course consistent with past practice, and there has not occurred any change, event or condition (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or its Business.  In addition, without limiting the generality of the foregoing, since December 31, 2007:

(a)           The Company has not entered into any strategic alliance, joint development or joint marketing Contract relating to or involving the Business;

(b)           Except as set forth in Section 3.07 of the Disclosure Schedule, there has not been any amendment or other modification (or agreement to do so) or any violation of the terms of any of the Business Contracts, Business Licenses, Real Property Leases or Personal Property Leases;

(c)           Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has not entered into any transaction with any Seller, officer, director, partner, member or Employee engaged in the conduct of the Business;

(d)           The Company has not entered into any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any product of the Business;

(e)           Except as set forth in Section 3.07 of the Disclosure Schedule, the Sellers and the Company have not authorized, declared or paid any distributions or dividends to any Person;

(f)           Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has not received any request for indemnification, warranty coverage or similar claims with respect to any product of the Company;

(g)           There has not been any transfer, waiver or release (by way of a License, assignment or otherwise) to or Encumbrance by any Person of rights to any Company Intellectual Property;

(h)           The Company has not made or agreed to make any waiver of rights to, or license, lease or other disposition of, any of the Assets and Properties of the Company;

(i)           Except as reflected in the Financial Statements, as adjusted for GAAP, the Company has not made or agreed or determined to make any write-off, write-down or revaluation of any of the Assets and Properties of the Company or any change in any reserves or Liabilities associated therewith;

(j)           The Company has not granted any severance or termination pay, and has not paid or agreed or made any commitment to pay any discretionary or stay bonus, to any Employee or independent contractor of or consultant to the Company;

(k)           Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has not made, granted or approved any (A) grant of options, restricted stock or phantom stock or any change in the vesting schedule applicable thereto, or (B) increase in salary, rate of commissions, rate of consulting fees, rate or amount of distribution to equity holders or other compensation of any current Employee, independent contractor or consultant engaged in the conduct of the Business, and the Company has not paid or approved the payment of any other consideration of any nature whatsoever to any current or former Employee or independent contractor of or consultant to the Business other than salary, commissions or consulting fees and customary benefits paid to any current or former Employee or independent contractor of or consultant to the Business that are consistent with the Company’s established practices, agreements or arrangements as the same existed as of December 31, 2007;

(l)           Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has not made or changed any election in respect of any Tax, adopted or changed any accounting method in respect of any Tax, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax;

(m)           Except as set forth in Section 3.07 of the Disclosure Schedule and as reflected in the Financial Statements, as adjusted for GAAP, the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of revenue and expense) used in connection with the Business;

(n)           To the knowledge of the Company, the Company has observed all Laws and Orders applicable to the Business;

(o)           Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has taken all action required to procure, maintain, renew, extend or enforce the Company Intellectual Property used or held for use in the Business, including submission of required documents or fees during the prosecution of patent, trademark, copyright or other applications for the Company Intellectual Property rights;

(p)           There has been no physical damage, destruction or other loss (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Business or any Assets and Properties of the Company;

(q)           No default by the Company under or violation by the Company of any Contract of the Company has occurred, and to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and

(r)           Except as set forth in Section 3.07 of the Disclosure Schedule, the Company is not obligated to any Person to maintain, modify, improve or upgrade any of the Assets and Properties of the Company.

Section 3.08    Absence of Undisclosed Liabilities.  The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements, as adjusted for GAAP, and current liabilities incurred in the ordinary course of business since the respective dates thereof.

Section 3.09    Litigation; Regulatory Compliance.

(a)           Except as set forth in Section 3.09(a) of the Disclosure Schedule, there is no private or governmental Action or Proceeding pending, or, to the knowledge of the Company, threatened by or against the Company relating to the Assets and Properties of the Company or the operation of the Business, and no judgment, decree or Order applicable to the Company or any of the Assets and Properties of the Company, that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements or to have a Material Adverse Effect on the Business.

(b)           Except as set forth in Section 3.09(b) of the Disclosure Schedule, the Company does not currently participate, nor has it ever participated in the past, in any Payment Programs.

(c)           Neither the Company, nor any director or officer, nor to the knowledge of the Company, any Employee or agent thereof, with respect to actions taken on behalf of the Company, (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, dispensing or administration of medical supplies, products or devices, or (D) has been a party to or subject to any Action or Proceeding concerning any of the matters described in clauses (A) through (C) of this Section 3.09(c).

(d)           The Company (A) is in compliance in all material respects with all Laws relating to the operation of the Business, (B) is in compliance in all material respects with all Laws relating to the manufacturing, labeling, packaging, relabeling, repackaging, marketing, advertising, use, or sale of medical supplies, products and devices, and (C) is not subject to any sanction, Order or other adverse action by any Governmental Entity for the matters described in clauses (A) and (B) of this Section 3.09(d).  This includes the laws, rules and regulations implemented, enforced or promulgated by the Food and Drug Administration, the Federal Trade Commission, the Centers for Medicare and Medicaid Services, the Office of Inspector General, OSHA or comparable laws, rules and regulations implemented, enforced or promulgated by any Governmental Entity where the Company’s medical supplies, products and devices are manufactured, labeled, packaged, relabeled, repackaged, marketed, advertised, used or sold.  The Company has responded to and implemented all corrective measures in connection with any investigations conducted by the Food and Drug Administration.  The Company is not and has not been in violation of any outstanding Order that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or its Business.  Except in the ordinary course of the Business, consistent with past practice, the Company is not required to make, and has no reasonable expectation that it will be required to make, any material expenditures to achieve or maintain compliance with any Law.

(e)           There is no third-party litigation related to the Company or its Business where the Company or, to the knowledge of the Company, an Employee of the Company, has been served a subpoena to testify.

Section 3.10    Product Liability Claims.  There:  (a) have been no product or service warranty claims made by customers of the Company which were not reimbursed or assumed by the Company’s suppliers; (b) have been no product recalls by the Company, and to the knowledge of the Company, there is no reasonable basis for any product recalls; and (c) are no product and/or service warranties outstanding or currently being offered by the Company to its customers (other than those of third parties for which the Company has no obligation or responsibility).  Furthermore, the Company and any of its predecessors in interest have not been subject to any product liability claim relating to any of the products of the Company or operation of the Business and no such claim is threatened and no circumstance or condition exists that would give rise to such a claim.

Section 3.11   Restrictions on Business Activities.  There is no agreement, judgment, injunction, Order or decree binding upon the Company which has, or would reasonably be expected to have, the effect of prohibiting or impairing any current business practice of the Company or the continuing conduct of the Business as currently conducted by the Company.

Section 3.12     Governmental Authorization.  The Company has obtained each Governmental Entity consent, license, permit, grant, and other authorization (a) required in connection with the manner in which the Company currently operates, manufacturers, labels, packages, relabels, repackages, markets, or advertises medical supplies and products or holds any interest in any of the Assets and Properties of the Company or (b) that is required for the operation of the Business or the holding of any such interest ((a) and (b) herein collectively called the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or have any of the Company Authorizations would not reasonably be expected to have a Material Adverse Effect on the Business.  Section 3.12 of the Disclosure Schedule sets forth all Company Authorizations currently in force and, except as set forth in Section 3.12 of the Disclosure Schedule, no consent or approval of any Governmental Entity or other third party is necessary in order to consummate the transactions contemplated by this Agreement.

Section 3.13    Intellectual Property.

(a)           The Company owns all rights, title and interest in and to, or is licensed to use or otherwise possesses a valid and enforceable right to use, all the Company Intellectual Property.  No Action or Proceeding or claim to the contrary or any challenge by any other Person to the rights, title or interests of the Company with respect to the foregoing is pending or, to the knowledge of the Company, threatened.  The Company has not entered into any exclusive agreements related to the Company Intellectual Property.

(b)          The Company owns all rights, title and interest in and to all of the Company’s Intellectual Property, free and clear of any Encumbrances.

(c)           Except as set forth in Section 3.13(c) of the Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used or useful in, or necessary for, the conduct of the Business as it was conducted in the twelve (12) months preceding the date hereof, as a going concern, and as it currently is conducted, including the design, development, distribution, marketing, manufacture, use, import, license, obtaining regulatory approval for, and sale of the products, technology and services of the Company (including products, technology, methods or services of the Company currently under development).

(d)           No Action or Proceeding or claim relating to the Company Intellectual Property, including (without limitation) any interference, reissue, reexamination, protest, or opposition proceeding before an administrative agency or office, is pending or, to the knowledge of the Company, threatened against the Company or any of its officers, directors, customers, licensees, licensors or Affiliates.

(e)           Except as set forth in Section 3.13(e) of the Disclosure Schedule, to the knowledge of the Company, none of the Company’s Intellectual Property infringes or has been alleged to infringe any Intellectual Property, proprietary or contractual right of any other Person or has been challenged or threatened in any way.

(f)           Each material License, and any agreement relating thereto, relating to the Business is in effect, and the Company has not taken or failed to take any action and, to the knowledge of the Company, no other event has occurred that could subject any such license agreement to termination or otherwise cause any such license agreement not to be in effect in the foreseeable future.  The Company has the right to use the Intellectual Property not owned by it without payment or obligation to a third party, in perpetuity, and, in those instances where a payment is required, the Company has paid all royalties due and performed all obligations under all such license agreements.  The Company is not presently in default and has received no notice of default under any such license agreement.

(g)           The Company has received no request for indemnification or contribution, or to defend or hold harmless, from any third party in respect of any claim that relates to the Business.

(h)           Section 3.13(h) of the Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, registered domain names, and registered mask works, contained in the Company Intellectual Property, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, and the nature and extent of the ownership interest or other right held in each such Company Intellectual Property right; (ii) all Licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Company Intellectual Property; (iii) all Licenses, sublicenses and other agreements with respect to Intellectual Property of a third party which are incorporated in, are, or form a part of any product of the Business; (iv) a description of all Assets and Properties that the Company considers trade secrets; (v) Intellectual Property not covered by any of the foregoing; and (vi) the unpatented ideas, improvements and trade secrets of the Company.  Each such item of Company Intellectual Property listed (or required to be listed) in Section 3.13(h) of the Disclosure Schedule is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License) and is free and clear of any Encumbrances.  The Company (i) owns exclusively all trademarks, service marks, trade dress and trade names constituting Company Intellectual Property, and (ii) owns exclusively, and has good title to, each copyrightable work that is a product of the Company and each other work of authorship related to the Business.

(i)           To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, or any third-party Intellectual Property, by the Company or any third party, including (without limitation) any Employee or former Employee, consultant, or contractor of the Company.  The Company has not entered into any agreement to defend, indemnify or hold harmless any other Person against any charge or claim of infringement or misappropriation of any Company Intellectual Property or third party Intellectual Property.

(j)           Except as set forth in Section 3.13(j) of the Disclosure Schedule, all patents, registered trademarks, service marks, copyrights, URLs and domain names owned by the Company are valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Company Intellectual Property have been paid.  All necessary documents, affidavits and certificates in connection with such Company Intellectual Property have been filed with all relevant patent, copyright, trademark or other authorities in all applicable jurisdictions, for the purpose of maintaining such Company Intellectual Property.  The Company (i) has not received notice that the Company has been named as a party in any opposition or in any Action or Proceeding which involves a claim of infringement of any Company Intellectual Property, or violation of any trade secret or other proprietary right, of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing, sale or offer of licensing or sale of products of the Company infringes or misappropriates any patent, trademark, service mark, copyright, trade secret, mask work or other proprietary right of any third party; and (iii) has not brought any Action or Proceeding for infringement of any of the Company Intellectual Property or breach of any license or agreement involving any of the Company Intellectual Property against any third party.

(k)           To the knowledge of the Company, the Company has not and does not, in connection with the operation of the Business (i) own any product, technology, service or publication, (ii) publish or distribute any material or (iii) engage in any conduct or speech (oral or written) that would constitute a defamatory or libelous statement or material that is false advertising or otherwise violate in any material respect any Law.

(l)           The Company has either (i) obtained ownership of, and is the exclusive owner of, all Company Intellectual Property by operation of Law or by valid assignment or (ii) obtained a valid and enforceable license under or to such Company Intellectual Property that the Company does not already own by operation of Law.

(m)           The Company has taken all commercially reasonable steps to protect and preserve the confidentiality and trade secret status of all information used in the Business which derives any value from being not generally known or readily ascertainable by others through legitimate means and is not otherwise protected by issued patents, trademarks or copyrights of the Company (“Confidential Information”), and have not permitted the Company’s rights in such Confidential Information to lapse or enter the public domain.  All use, disclosure or appropriation by a third party of Confidential Information owned by the Company or, to the Company’s knowledge, has been pursuant to the terms of a written agreement between the Company and such third party protecting the confidentiality of and limiting the use of Confidential Information.  All use, disclosure or appropriation by the Company of confidential and proprietary information known by the Company to be owned by third parties has been pursuant to the terms of a written agreement permitting such use, disclosure or appropriation between the Company, as the case may be, and the owner of such confidential and proprietary information, or is otherwise lawful. There are no actions that must be taken by the Company within one hundred and eighty (180) days following the date of this Agreement that, if not taken, would result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees, annuity fees and Taxes or the filing of any responses, documents, applications, affidavits or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Company Intellectual Property.  In each case in which the Company has acquired from any Person ownership of any Company Intellectual Property, the Company has obtained a valid and enforceable assignment sufficient to transfer all right, title and interest in, to and under such Company Intellectual Property (including the right to seek past and future damages with respect to such Company Intellectual Property) to the Company and, to the extent provided for by and reasonably required to protect the Company’s ownership rights in and to such Company Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Company Intellectual Property with the relevant Governmental Entity, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or comparable authorities in any relevant foreign jurisdiction, as the case may be.

(n)           Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will result in the Company granting any rights or licenses with respect to the Company Intellectual Property to any Person.

(o)           The Company has not waived or released any rights, either actively or otherwise, that have had, or would reasonably be expected to have, a Material Adverse Effect relating to the Company Intellectual Property.

(p)           The Company has not sent notices to third parties of potential infringement of the Company Intellectual Property.

(q)           All patents and patent applications relating to products of the Company have properly identified all inventors, inventorship being determined according to conventional law regarding inventorship qualifications.

(r)           The Company has reviewed all issued patents and pending applications with its patent counsel and all inventors on such patents and pending applications are properly named, and any individuals who should not have been named have been removed by filing appropriate petitions with the U.S. Patent and Trademark Office.

Section 3.14    Environmental Matters. Except as disclosed in Section 3.14 of the Disclosure Schedule:

(a)           Neither the Company nor, to the knowledge of the Company, any Person:  (i) has used, generated, stored, treated, disposed, handled or placed any Hazardous Material on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases); (ii) has transported or arranged for the transportation of any Hazardous Material currently or formerly on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied, or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases) to any location which is or may become the subject of any action, suit or proceeding relating to Hazardous Material or any Environmental Law; or (iii) has disposed of, transported, sold, distributed, or manufactured any product, substance or material of the Company which is or contains any Hazardous Material;

(b)          There has been no Release or threatened Release of Hazardous Material by the Company on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), or, to the knowledge of the Company on adjacent parcels of real estate;

(c)          There are no actual, or to the knowledge of the Company, potential conditions or circumstances, including, without limitation, actual or potential conditions or circumstances relating to Hazardous Material or Environmental Laws, on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), which pose an unreasonable risk or threat to the environment, the health or safety of persons, or the market value of such properties;

(d)          there are:  (i) no above ground or underground storage tanks, whether in use, active, closed or abandoned, that are on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), and the Company has provided a detailed description of all above ground or underground storage tanks removed by or on behalf of the Company, in Section 3.14 of the Disclosure Schedule; and (ii) no Hazardous Materials which are present on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases) except those Hazardous Materials held in compliance with all applicable Environmental Laws and the presence of which would not trigger any reporting, clean-up or remedial obligation pursuant to any Environmental Laws;

(e)          The Company and all properties currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases) are and have been in compliance with all Environmental Laws;

(f)          The Company currently holds any and all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of the Business as such activities and business are currently being conducted;

(g)          There are no Environmental Claims pending against the Company or, to the knowledge of the Company and the Sellers, threatened against the Company, by any Person (including, without limitation, any Governmental Entity), relating to:  (i) the Business, (ii) any of the Assets and Properties of the Company, (iii) any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), or (iv) any current or former product of the Company that has been manufactured, sold, distributed, transported or disposed of.  The Sellers have no knowledge of any fact or circumstance which is reasonably likely to involve the Company in any Environmental Claims or to impose upon the Company any Liability arising from or related to any Environmental Law;

(h)          There are no Encumbrances threatened or attached to any real estate property constituting Assets and Properties of the Company, which arise under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the knowledge of the Company and the Sellers, is threatened, which could subject any such real estate property to such Encumbrances;

(i)          The Company and the Sellers have not entered into any agreement to provide indemnification to any Person in a manner relating to Hazardous Material or any Environmental Laws, except for indemnity agreements in favor of lenders or ground lessors entered into in connection with any loan or credit agreements or ground leases, for property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases);

(j)          The Company and the Sellers have provided to Purchaser prior to the execution of this Agreement, true and complete copies and results of any reports, studies, analyses, tests, investigation, monitoring or similar documentation within the knowledge, possession or control of the Sellers and the Company, which pertain to the presence or potential presence of Hazardous Materials on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases); and

(k)          The Company is not subject to any material capital expenditures or material obligations (contractual or otherwise) arising under or relating to Environmental Laws.

Section 3.15    Taxes.

(a)                 Except as set forth on Section 3.15(a) of the Disclosure Schedule, the Company has properly completed and timely filed all Tax Returns required to be filed by it and has paid all Taxes with respect to the Assets and Properties and the Business which are due through the date of this Agreement and will properly complete and timely file all Tax Returns and pay all Taxes with respect to the Assets and Properties and the Business for periods through the Closing Date.  Except for Permitted Encumbrances, there is and at Closing there will be (i) no claim for any Tax that is an Encumbrance against any of the Assets and Properties of the Company or that is being asserted against the Company with respect to any of the Assets and Properties or the Business, (ii) no audit of any Tax Return relating to the Company or any of the Assets and Properties or the Business being conducted by any Taxing Authority, and (iii) no extension of any statute of limitations on the assessment of any Tax with respect to the Company or any of the Assets and Properties or the Business.

(b)                 The Company has withheld all amounts required to be withheld by Law from payments made to any Person, whether that Person is regarded as an Employee, independent contractor, or otherwise, in the conduct of the Business.  The Company has timely paid to the appropriate Taxing Authority all amounts so withheld or otherwise due in connection with all such payments, and has timely filed all requisite returns with the Taxing Authorities with respect to such Taxes.  The Company is not a party to any Tax proceeding with respect to the withholding of Taxes from any payments made in the conduct of the Business.  To the knowledge of the Company, no investigation is being conducted against the Company by any Taxing Authority with respect to any of the above withholding, payment, filing or any other obligations in connection with the above.

Section 3.16    Employee Benefit Plans.

(a)          Section 3.16(a) of the Disclosure Schedule lists all Employees employed by the Company and its ERISA Affiliates as of the date of this Agreement and, with respect to each such listed Employee, his/her employer, position, salary or hourly rate of pay, and accrued vacation to be paid for the 2008 calendar year and the amount of accrued vacation carried over from 2007.  No salary or vacation benefits have been granted to any such Persons on terms and conditions which are more favorable than those indicated in Section 3.16(a) of the Disclosure Schedule.  Section 3.16(a) of the Disclosure Schedule lists (to the extent not elsewhere on Section 3.16(a) of the Disclosure Schedule) all benefits, incentives and any other amounts owed to each of the Company salaried Employees.

(b)          Section 3.16(b) of the Disclosure Schedule contains a true and complete list of each (i) Benefit Plan, and (ii) any material employment, indemnification (other than by corporate charter or bylaws), consulting or severance agreement, under which any Employee or former Employee has any present or future right to benefits or under which the Company or any ERISA Affiliate has any present or future liability (collectively, the “Company Plans”).  Neither the Company nor any entity that is a member of a controlled group with, under common control with, or otherwise required to be aggregated with, the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has communicated to present Employees or Former Employees of the Company, or formally adopted or authorized for present Employees or Former Employees of the Company, any plan not disclosed pursuant to this Section 3.16(b) or any change in any existing Company Plan that is not reflected in the Company Plan documents made available as described in Section 3.16(c) as to which the Company or an ERISA Affiliate has any unsatisfied liability.

(c)          The Company has made available to Purchaser a complete and current copy of each Company Plan document and each amendment thereto and a written description of each unwritten plan; any trust agreement or insurance contract related to a Company Plan; the most recent employee handbooks, policies and statements of practices and, for each such plan subject to ERISA, the most recent summary plan description, the most recent IRS determination letter for each Company Plan intended to be tax-qualified under Code Section 401(a); and (i) the three most recent Forms 5500 and attached schedules, (ii) the three most recent audited financial statements for each of the Company Plans that is required to have audited financial statements pursuant to ERISA; and (iii) all applicable nondiscrimination tests for each of the Company Plans intended to be tax-qualified under Code Section 401(a) which have been performed for the three most recent plan years. All average deferral percentage and average contribution tests for each of the Company Plans intended to satisfy the requirements of Code Sections 401(k) or 401(m) have been performed and passed for the three most recent plans years ending before January 1, 2008.  Each of the Company Plans intended to satisfy the requirements of Code Sections 401(a) have passed all other applicable nondiscrimination tests for the three most recent plan years ending before January 1, 2008.

(d)          The ESOP Loan has been paid in full, evidence of which is attached to Section 3.16(d) of the Disclosure Schedule.

(e)          The Company and the ERISA Affiliates have no liability with respect to the Company Plans and no Encumbrance has arisen under ERISA or the Code on the Assets and Properties of the Company or the ERISA Affiliates or with respect to the Business, and no condition or event has occurred or exists with respect to the Company Plans which would result in an Encumbrance on the Assets and Properties of the Company or the ERISA Affiliates.  No Company Plan is currently under examination by, or has received notice of a pending or threatened examination by, the IRS, the United States Department of Labor, the Center for Medicare and Medicaid Services, or the Pension Benefit Guaranty Corporation (“PBGC”).

(f)          Except as to those plans identified on Section 3.16(f) of the Disclosure Schedule as tax-qualified Company Plans (the “Company Qualified Plans”), neither the Company nor its ERISA Affiliates maintain a Benefit Plan intended to meet the requirements of Code Section 401(a) and they have no liability with respect to any Benefit Plan which was previously maintained and was intended to meet the requirements of Code Section 401(a).  The IRS has issued favorable determination letters (National Office favorable opinion letters in the case of prototype plans) to the effect that each Company Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked.  Copies of all outstanding applications for a determination letter with respect to each Company Qualified Plan have been delivered to Purchaser.  Except as disclosed on Section 3.16(f) of the Disclosure Schedule, no Company Qualified Plan has been amended by later amendments than reflected in each respective determination letter (or National Office favorable opinion letter in the case of a prototype plan), the remedial amendment period (within the meaning of Code Section 401(b)) within which an application for a determination letter can be submitted to the IRS with respect to such later amendments has not yet expired, and no such later amendments adversely affect the Company Qualified Plan tax qualification.  The Company Qualified Plans currently comply in form in all material respects with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning the qualification of the Company Qualified Plans is pending before or is threatened by the IRS.  The Company Qualified Plans have been administered in all material respects according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in all material respects in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Code Section 401(a).  Neither the Company, the ERISA Affiliates nor any fiduciary of any Company Qualified Plan have done anything that would adversely affect the tax-qualified status of the Company Qualified Plans or the related trusts.

(g)          Within the last five years no termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by the Company or any ERISA Affiliate and no partial termination of any Company Qualified Plan has occurred for which full vesting was not provided.

(h)          None of the Company Plans is subject to Section 412 of the Code or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever maintained a plan subject to Section 412 of the Code or Title IV of ERISA.

(i)          None of the Company Plans is a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA, and neither the Company nor its ERISA Affiliates have ever had an obligation to contribute to a multiemployer plan.

(j)          The Company and the ERISA Affiliates are in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans, including, without limitation, Sections 601 through 734 of ERISA and Sections 104 through 106, 125, 129, 4980B, 4980G, or 9801 through 9812 of the Code and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law.  Section 3.16(j) of the Disclosure Schedule also lists all of the Former Employees and their beneficiaries who have elected continuation of health insurance coverage under the continuation of coverage provisions described in Code Section 4980B and Sections 601 through 608 of ERISA (“COBRA”) and any similar continuation of health coverage provisions under applicable state law (“State COBRA”) as provided by the Company or its ERISA Affiliates’ group health plans and are so covered.

(k)          Neither the Company nor any ERISA Affiliate has ever participated in a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40).  Neither the Company nor any ERISA Affiliate sponsors, maintains, or contributes to a trust that is part of a Company Plan, which trust is intended to be exempt from federal income taxation pursuant to Code Section 501(c)(9).  Furthermore, each Company Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA may be unilaterally amended or terminated in its entirety without liability except as to benefit accrued thereunder prior to such amendment or termination.

(l)          The Company and the ERISA Affiliates have made full and timely payment of, or have accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable laws to be paid as a contribution to each of the Company Plans and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. The assets of all Company Plans which are required under applicable laws to be held in trust are in fact held in trust, and the value of the assets of each such Company Benefit Plan equal or exceed the liabilities of each such plan.

(m)          The Company, the ERISA Affiliates and each other “disqualified person” and any “party in interest” (as defined in Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, have not engaged in any “prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406) or a breach of ERISA Section 404.

(n)          Neither the Company nor the ERISA Affiliates have made or are obligated to make any nondeductible contributions to any of the Company Plan for the current or future tax years.

(o)          Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or, to the knowledge of the Company, threatened against any of the Company Plans, any trust or other funding agency created thereunder, any fiduciary of any of the Company Plans, the assets of any of the Company Plans, or the Company or an ERISA Affiliate with respect to the Company Plans.

(p)          Except for Company Qualified Plans and except as listed in Section 3.16(p) of the Disclosure Schedule, neither the Company nor the ERISA Affiliates have any obligation to any Former Employee or any Employee upon retirement or termination of employment under any of the Company Plans.  Neither the Company nor the ERISA Affiliates maintain, or are obligated to make contributions to or under any plan which provides post-retirement or post-termination of employment medical, health, life insurance or other post-retirement benefits with respect to Employees or Former Employees, except to the extent of the continuation of health insurance coverage legally required to be offered under COBRA or State COBRA.

(q)          Since January 1, 2008, neither the Company nor the ERISA Affiliates have (i) increased the rate of compensation payable or to become payable to any of the salaried Employees of the Company and its ERISA Affiliates, other than in the normal course of business and consistent with past practice; (ii) increased any benefits or rights under any Company Plan; or (iii) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan.

(r)          Except as set forth in Section 3.16(r) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either by themselves or in conjunction with any other event): (i) entitle any Employee, Former Employee or other service provider of the Company or a ERISA Affiliate to severance benefits or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such Employee or service provider.

(s)          No person is, or will as a result of the transactions contemplated by this Agreement become, entitled to any payment or benefit from or with respect to the Company which constitutes a “parachute payment” within the meaning of Section 280G of the Code.

(t)          Except as set forth on Section 3.16(t) of the Disclosure Schedule, the Company and the ERISA Affiliates do not maintain any “nonqualified deferred compensation plans” within the meaning of Code Section 409A.  Except as set forth on Section 3.16(t) of the Disclosure Schedule, each nonqualified deferred compensation plan that is subject to Code Section 409A complies in form and in operation with paragraphs (2), (3) and (4) of Code Section 409A and no amount thereunder is or may become subject to Code Section 409A(1), based on the statutory requirements and the existing regulations issued as of the date of execution of this Agreement.  Section 3.16(t) of the Disclosure Schedule also identifies each such plan in which amounts were deferred or became vested after 2004. Section 3.16(t) of the Disclosure Schedule also identifies the amount of benefits payable to each participant and beneficiary in each of the Company Plans that is a nonqualified deferred compensation plan.

Section 3.17    Capitalization and Equity Ownership.  The authorized equity securities of the Company consist of 1,500,000 shares of common stock, no par value, of which 625,126 shares of common stock are issued and outstanding, constitute the Company Shares and are held by the Sellers and the ESOP in amounts listed in Schedule 1.  The Sellers and the ESOP are the record and beneficial owners and holders of the Company Shares, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws and preemptive rights and/or rights of first refusal to acquire Company Shares.  No legend or other reference to any purported Encumbrance appears upon any certificate representing Company Shares, other than restrictions on transfer under applicable state and federal securities Laws and preemptive rights to acquire Company Shares.  All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and non-assessable.  Other than this Agreement and the Ancillary Agreements, there are no Contracts relating to the issuance, sale, or transfer of any Company Shares, and including, without limitation, the Company Shares owned by the ESOP.  None of the outstanding Company Shares were issued in violation of the Securities Act or any other Law or any preemptive right whether such right was granted by statute or contract.  The Company does not own or have a Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  True and complete copies of all agreements relating to the ownership interest of the stockholders of the Company have been provided to Purchaser, and such agreements have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements in any case from the form provided to Purchaser.

Section 3.18    Certain Agreements Affected by the Acquisition.  Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee, consultant or independent contractor of the Company engaged in the conduct of the Business, (b) increase any benefits otherwise payable by the Company to any Employee, consultant or independent contractor engaged in the conduct of the Business, or (c) result in the acceleration of the time of payment or vesting of any such benefits of any Employee, consultant or independent contractor engaged in the Business, except as provided in the Ancillary Agreements.

Section 3.19    Employee Matters.

(a)          Except as set forth on Section 3.19(a) of the Disclosure Schedule, since January 1, 2003, (i) there has been no federal or state claim, including court claims, complaints or charges before a federal or state administrative agency, based on sex, sexual or other harassment, age, disability, race, national origin, religion or other discrimination, other statutory claim, complaint or charge relating to employment, whether under federal, state or local Law or ordinance, or any common law claim, including claims of wrongful termination, and/or tort claims involving Employees, by any Employee against the Company and there is no fact or circumstance known to the Company that could reasonably be expected to give rise to such a complaint, claim or charge or to result in any Action or Proceeding; and (ii) the Company has not received any notice of any claim that it has not complied in any respect with any Law relating to the employment of any of the Employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, reasonable accommodations, family or medical leave, immigration, including IRCA, the WARN Act, employee safety, or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing.

(b)          There are no outstanding, pending or, to the knowledge of the Company threatened: (i) material claims, disputes or other controversies between the Company and any of its Employees; (ii) unfair labor practice charges or other material complaints or grievances against the Company in connection with its operation of the Business; (iii) labor strikes, slowdowns, picketings, work stoppages or other labor disputes against the Company affecting the operation of the Business; or (iv) inspection or prosecution orders against the Business under any labor, employment or occupational health and safety legislation and there is no basis for any such action.

(c)          The Company has paid all amounts due to be paid to each Employee, former Employee, current and former consultant, current and former independent contractor, and current and former distributor, other than with respect to any equity interest in the Company.  The Company has not made any deductions from Employee wages except as may be permitted by applicable Law.

(d)          There is no pending claim against the Company by any Employee under any workers’ compensation plan or policy or for long term disability under any long-term disability plan.  There is no controversy pending or threatened between the Company and any Employee which has or could reasonably be expected to result in an Action or Proceeding.  The Company is not a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union or any other Person(s) to organize any Employees.  There has been no work stoppage, strike or other concerted action by any Employees.

(e)          Each Employee engaged in the conduct of the Business is employed at will.  To the knowledge of the Company, no Employee is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company, as the case may be, because of the nature of the Business conducted by the Company or to the use of trade secrets or proprietary information of others.  No Employee has given notice to the Company, and to the Company’s knowledge, no Employee intends to terminate his or her employment with the Company.  Section 3.19(e) of the Disclosure Schedule lists each Employee under the heading “Employees,” each consultant and independent contractor to the Company engaged in the conduct of the Business under the heading “Consultants and Independent Contractors,” and each temporary worker engaged in the conduct of the Business identified as “Temporary”, and each such Person’s applicable position, and annual compensation (listing separately salary, most recent annual bonus compensation and other most recent annual incentive compensation) as of the date hereof.  As of the Closing Date, the Company will have a sufficient number of appropriately trained employees of the Company to continue to conduct the Business as presently conducted.

(f)          To the Company’s knowledge, no Employee, no consultant or independent contractor of the Company or temporary worker who is engaged in the conduct of the Business is obligated under any Contract or subject to any Order or Law that would interfere with the conduct of the Business as currently conducted.  To the Company’s knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted nor any activity of such Employees or consultants in connection with the carrying on of the Business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract under which any of such Employees, consultants or independent contractors are now bound.

(g)          The Company has completed I-9 forms for all Employees pursuant to the Immigration Reform and Control Act thereby confirming the work eligibility and identity of each Employee.  All filings and documents required under the immigration laws with regard to any Employees have been filed, maintained and retained.  Neither the Company, nor any Person acting on its behalf has misrepresented a material fact to gain an immigration benefit by, for or on behalf of an Employee.

(h)          The Company has informed all Employees of their rights under the Family and Medical Leave Act (“FMLA”) or Laws relating to family and medical leave.  The Company has provided all eligible Employees with FMLA leave and has returned all Employees taking FMLA leave to the same or a substantially similar job following any FMLA leave.

(i)          Except as disclosed in Section 3.19(i) of the Disclosure Schedule, all Employees of the Company are employed at-will, such that either the Company or the Employee may terminate the employment relationship at any time for any reason.

Section 3.20    Interested Party Transactions.

(a)          Except as disclosed in Section 3.20(a) of the Disclosure Schedule, there are no Contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business consistent with past practice, to or by which both the Company and any Affiliate of the Company are parties and that are currently pending or in effect and relate to or affect the Business or any of the Assets and Properties of the Company or affect any Liabilities of the Company.

(b)          Each Contract, arrangement, understanding, transfer of assets or liabilities or other commitments or transactions set forth or required to be set forth in Section 3.20(a) of the Disclosure Schedule was entered into, or incurred, as the case may be, on terms and conditions as favorable to the Company as would have been obtainable by the Company in a comparable arm’s-length transaction with a Person other than an Affiliate of the Company.

(c)          No stockholder, officer, director, partner, member or Employee of the Company (i) owns, directly or indirectly, on an individual or joint basis, any interest in (A) any Assets and Properties of the Company or (B) any Person that is a supplier, customer or competitor of the Company in connection with the Business (other than through the ownership of one percent (1%) or less of any class of securities registered under the Exchange Act); (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Business; or (iii) except as set forth on Section 3.20(c) of the Disclosure Schedule, has received any loan from or is otherwise a debtor of, or made any loan to or is otherwise a creditor of, the Company.

Section 3.21    Insurance. Section 3.21 of the Disclosure Schedule contains a complete and correct list of all insurance policies and bonds maintained by the Company related to any of the Assets and Properties of the Company, the Liabilities of the Company or the Business.  There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds other than customary reservation of rights provisions.  Each policy listed in Section 3.21 of the Disclosure Schedule is valid and binding and in full force and effect, all premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds.  Neither the Company nor the Person to whom such policy has been issued has received any written notice of cancellation or termination of, or premium increase with respect to, any such policies.

Section 3.22    Books and Records. The Books and Records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The Company’s minute books contain a complete and accurate summary of all meetings of directors, stockholders and members, as applicable, or actions by written consent that relate to the Business or the Assets and Properties of the Company, through the date of this Agreement, and reflect all transactions involving the Business or Assets and Properties of the Company referred to in such minutes accurately in all material respects.  Prior to the execution of this Agreement, the Company has delivered to Purchaser true copies of its Certificate of Incorporation and Bylaws, both as amended through the date of this Agreement, and true copies of all actions by written consent that relate to the Business or the Assets and Properties through the date of this Agreement.

Section 3.23    Bank Accounts.

Section 3.23 of the Disclosure Schedule sets forth the name of each bank or similar entity in which the Company has an account, lock box or safe deposit box, the account number of all accounts held by the Company, and the names of the persons authorized to draw thereon or have access thereto.

Section 3.24    Brokers’ and Finders’ Fees; Third Party Expenses Neither the Company nor any Seller has incurred, nor will incur, directly or indirectly, any liability for brokerage, finders’, or financial advisor’s fees or agents’ commissions or investment bankers’ fees or any similar charges, fees or commissions in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.25    Customers, Suppliers and Sales Representatives.

(a)          Section 3.25(a)(i) of the Disclosure Schedule lists each customer of the Business that individually accounts for more than One Hundred Thousand Dollars ($100,000) of the consolidated gross revenues of the Business during the twelve (12) month period ended on December 31, 2007, on the basis of revenues collected.  Section 3.25(a)(ii) of the Disclosure Schedule lists the ten (10) largest suppliers of the Business on the basis of cost of goods or services purchased during the twelve (12) month period ended on December 31, 2007.  Section 3.25(a)(iii) of the Disclosure Schedule lists all sales representatives of the Company.  To the Company’s knowledge, no such customer, supplier or sales representative is threatened with bankruptcy or insolvency.

(b)          No (i) customer required to be disclosed in Section 3.25(a)(i) of the Disclosure Schedule, (ii) supplier required to be disclosed in Section 3.25(a)(ii) of the Disclosure Schedule or (iii) sales representative required to be disclosed in Section 3.25(a)(iii) of the Disclosure Schedule, has ceased or materially reduced, canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company relating to the Business, or materially decreased its services or supplies to the Company, in the case of any such supplier or sales representative, or its usage of any service or purchase of any product of the Business, in the case of such customer or sales representative (as applicable), and, to the Company’s knowledge, no supplier, sales representative, or customer intends to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its usage of the services or products of the Company or to seek a reduction in the price (or a modification of any other material term) on which it purchases services or products of the Business or, in the case of sales representatives, sells products of the Company.  Each Contract between the Company and any customer, supplier or sales representative is identified in the appropriate subsection of Section 3.25(a) of the Disclosure Schedule.

(c)          Each (i) customer required to be disclosed in Section 3.25(a)(i) of the Disclosure Schedule, (ii) supplier required to be disclosed in Section 3.25(a)(ii) of the Disclosure Schedule or (iii) sales representative required to be disclosed in Section 3.25(a)(iii) of the Disclosure Schedule has transacted business with the Company and otherwise has acted substantially in accordance with the terms of its Business Contract consistent with the established course of conduct or, to the extent there is no Business Contract, its course of performance with the Company over the twelve (12) months preceding the date of this Agreement.  Each such customer, supplier or sales representative has not sought in writing, or indicated in writing any intention to seek, a material reduction in the prices it currently pays for products and services of the Company or material increase in the price it currently charges the Company for supplier products and services or sales representatives services, as the case may be, or any other material modification of any payment term or other material term applicable to its purchases of products and services of the Company or sales to the Company or sales to the Company’s customers, as applicable.

Section 3.26    Contracts and Licenses.

(a)          Section 3.26(a) of the Disclosure Schedule contains a true and complete list of each of the Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases pursuant to which the Company will either receive payments in excess of $100,000 or make payments in excess of $50,000, in each case in any period of twelve consecutive months, true and complete copies of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement.

(b)           Except for the Contracts and Licenses described in Section 3.26(b) of the Disclosure Schedule, the Company is not a party to or bound by any material Contract or License, including:

(i)           any distributor, agency, advertising agency, marketing, manufacturer’s or representative sales Contract related to the Business;

(ii)           any continuing Contract for the purchase of materials, supplies, equipment or services for use in connection with the Business which is not subject to cancellation by the Company, or which is subject to cancellation by the other party thereto on sixty (60) or fewer days’ notice;

(iii)           any Business Contract or any Contract otherwise binding upon any of the Assets and Properties of the Company or relating to any of the Liabilities of the Company that had or would reasonably be expected to have, either individually or in the aggregate with any other similar Contracts, a Material Adverse Effect on the Business;

(iv)           any Contract related to the conduct of the Business that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement;

(v)           any Contract related to the conduct of the Business that (a) automatically terminates or provides for termination by any Person other than the Company upon consummation of the transactions contemplated by this Agreement or (b) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business comprising the Business or in any market, area, jurisdiction or territory;

(vi)           any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction related to the conduct of the Business or binding on the Assets and Properties of the Company of the type required to be capitalized in accordance with GAAP;

(vii)           any Contract for capital expenditures related to the conduct of the Business; or

(viii)          any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, or Liabilities of the Company secured by any of the Assets and Properties of the Company.

(c)          Except as set forth in Section 3.26(c) of the Disclosure Schedule, all Contracts and Licenses set forth in Section 3.26(b) of the Disclosure Schedule, and all transactions in which the Company has engaged with a customer, supplier or sales representative of the Company, have utilized U.S. Dollars as the underlying currency.

Section 3.27    No Breach of Business Contracts or Business Licenses.

Except as set forth on Section 3.27 of the Disclosure Schedule, all of the Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases are in written form.  The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default, and is not alleged in writing to be in default, in respect of any Business Contract, Business License, Real Property Lease and Personal Property Lease.  Each of the Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Business Contract, Business License, Real Property Lease or Personal Property Lease.

Section 3.28    Third Party Consents.

Section 3.28 of the Disclosure Schedule lists (a) all Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases that require a novation or consent in connection with the transactions contemplated by this Agreement, prior to the Closing Date and (b) every Business Contract, Business License, Real Property Lease and Personal Property Lease which, if no novation occurs or if no consent is obtained, would adversely affect the Company’s ability to operate the Business in the same manner as the Business was operated prior to the Closing Date.

Section 3.29    Solvency. The Company is, and at the time of the consummation of the transactions contemplated herein will be, solvent.  For purposes of this Agreement, “solvent” shall mean that, on the date specified (a) the fair value of the Assets and Properties of the Company shall be greater than the total amount of its Liabilities, including those arising under any Law, Order, Contract, arrangement, commitment or undertaking; (b) the present fair salable value of the Company’s Assets and Properties is not less than the amount that will be required to pay the probable debts and liabilities of the Company on its debts as they become absolute and matured in accordance with their stated terms; (c) the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (d) the Company is not engaged in, and is not about to be engaged in, a business or a transaction for which its property would constitute unreasonably small capital.

Section 3.30    Absence of Certain Business Practices.  Neither the Company nor any member of the governing board of the Company, officer, Employee, agent, or representative of the Company, or any other Person acting on behalf of the Company, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any vendor, governmental employee or other Person with whom the Company has done business directly or indirectly, or (ii) directly or indirectly, offered, given or agreed to offer or give any gift or similar benefit to any vendor, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Company to damage or penalty in any civil, criminal or governmental Action or Proceeding.

Section 3.31    Disclosure of Certain Financial Relationships.  The Company has disclosed to Purchaser any and all financial relationships (whether or not memorialized in a writing) that the Company has had with a physician or an immediate family member of a physician.  For purposes of this Section 3.31, the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn.

Section 3.32    Real Property.  The Company does not own any real property and does not lease any real property other than pursuant to the Real Property Leases.

Section 3.33    Names.

The Company has not transacted the Business of the Company under any name other than the names set forth in Section 3.33 of the Disclosure Schedule.

Section 3.34    Competition.

The Company has not entered into any agreement with any Person or entity relating to the Business or the Assets that contains any prohibition or restriction of competition or solicitation of customers.

Section 3.35    Representations Complete.  None of the representations or warranties made by the Sellers or the Company herein, and none of the statements, representations or warranties contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser by the Company and the Sellers pursuant to this Agreement or any of the Ancillary Agreements, when all such documents are read together in their entirety, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. It is the explicit intent of each party hereto that the Sellers and the Company are making no representations or warranties except as set forth in this Agreement, the Ancillary Agreements, the Disclosure Schedule, and the certificates, documents and instruments delivered in connection herewith or therewith, and except further that nothing in this sentence shall be construed to absolve the Sellers or the Company from liability for fraud or intentional misrepresentation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPECIAL FIDUCIARY AND TRUSTEE

As an inducement for the Purchaser to enter into this Agreement and consummate the transactions contemplated herein, the Special Fiduciary and Trustee hereby represents and warrants to Purchaser that the statements set forth in this Article IV are true and correct.

Section 4.01    Organization and Qualification.

The Special Fiduciary and Trustee is a trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with all requisite corporate power and authority to execute and deliver this Agreement.

Section 4.02    Authority.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Special Fiduciary and Trustee on behalf of the ESOP, and no other act or consent of any other person is necessary to authorize the Special Fiduciary and Trustee’s execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  This Agreement and any Ancillary Agreement to which the ESOP or Special Fiduciary and Trustee is a party, has been duly and validly executed and delivered by the Special Fiduciary and Trustee and constitutes a valid and binding agreement of the ESOP and of the Special Fiduciary and Trustee in its capacity as trustee of the ESOP.

Section 4.03    No Conflict.

The execution and delivery of this Agreement and any Ancillary Agreement to which the ESOP or Special Fiduciary and Trustee is a party and the consummation of the transactions contemplated hereby or thereby will not:  (i) violate any provision of the charter or by-laws of the Special Fiduciary and Trustee or the ESOP; (ii) violate any statute, rule, regulation, order, injunction or decree of any court or governmental agency or instrumentality applicable to the Special Fiduciary and Trustee; or (iii) violate any agreement or instrument by which the Special Fiduciary and Trustee may be bound.

Section 4.04    Status of Special Fiduciary and Trustee.

The Special Fiduciary and Trustee (i) has received copies of the agreements constituting the ESOP, (ii) is properly bonded or exempt from such bond in accordance with the requirements of Section 412 of ERISA, and (iii) is a fiduciary within the meaning of Section 3(21) of ERISA with respect to the ESOP.  The Special Fiduciary and Trustee has been duly appointed as trustee of the ESOP in accordance with the terms thereof and applicable law.  The Special Fiduciary and Trustee is the sole trustee of the ESOP with the authority to act on behalf of the ESOP with respect to the matters contemplated by this Agreement.

Section 4.05    Counsel to Special Fiduciary and Trustee.

The Special Fiduciary and Trustee has retained independent legal counsel knowledgeable in matters regarding fiduciary responsibilities under ERISA and the Code, and has retained a qualified independent appraiser to advise the Special Fiduciary and Trustee regarding the transactions contemplated by this Agreement.

Section 4.06    Broker’s Fee.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Special Fiduciary and Trustee or the ESOP.  Atlantic Management Company, Inc. will receive a fee in connection with its issuance of a fairness opinion in connection with the transactions contemplated by this Agreement.

Section 4.07    Claims Against the Company.

Except for unpaid fees owed to the Special Fiduciary and Trustee from the Company for services rendered in the Special Fiduciary and Trustee’s capacity as a trustee of the ESOP and fees related to cash management and depository services, the Special Fiduciary and Trustee has no claims or causes of action against the ESOP, the Company, or any of the Affiliates at law or in equity, whether accrued or unaccrued, fixed or contingent.

Section 4.08    Equity Ownership.

The ESOP owns 87,426 shares of Company common stock.  The ESOP is the record and beneficial owner and holder of such shares, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws and preemptive rights and/or rights of first refusal to acquire Company Shares.  No legend or other reference to any purported Encumbrance appears upon any certificate representing such shares, other than restrictions on transfer under applicable state and federal securities Laws and preemptive rights to acquire such shares.  Other than this Agreement and the Ancillary Agreements, the Special Fiduciary and Trustee is not a party to any Contracts relating to the issuance, sale, or transfer of such shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement for the Sellers, Special Fiduciary and Trustee and the Company to enter into this Agreement and consummate the transactions contemplated herein, Purchaser hereby represents and warrants to the Sellers, Special Fiduciary and Trustee and the Company that the statements set forth in this Article V are true and correct.

Section 5.01    Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  Purchaser has the corporate power and authority to own, use, license, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

Section 5.02    Authority.  Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been, and the Ancillary Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser.  This Agreement constitutes, and the other Ancillary Agreements to which Purchaser is a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency Laws, the rights of creditors generally, and equitable remedies whether asserted in actions at Law or in equity.

Section 5.03    No Conflict.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) conflict with or violate in any material respect any Law applicable to Purchaser or by which any of its Assets and Properties is bound, or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which any of its Assets and Properties is bound so as to impair the ability of Purchaser to carry out its obligations under, or to prevent or delay the completion of the transactions contemplated by, this Agreement.

Section 5.04    Litigation; Regulatory Compliance.

There is no private or governmental Action or Proceeding pending, or, to the knowledge of Purchaser, threatened against Purchaser, and no judgment, decree or Order applicable to Purchaser, that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.05    No Further Representations.

Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Purchaser is making no representation or warranty whatsoever, express or implied, except as set forth in this Article V, the Ancillary Agreements, and the certificates, documents and instruments delivered in connection herewith or therewith, and except further that nothing in this sentence shall be construed to absolve Purchaser from liability for fraud or intentional misrepresentation.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.01    Conduct of Business by the Company Pending the Closing.

Each Seller agrees that between the date of this Agreement and the Closing Date, unless Purchaser shall otherwise agree in writing, each Seller shall, and shall cause the Company to:  (w) conduct the Business of the Company only in the ordinary course consistent with past practice; (x) pay and perform any of the Company’s debts, obligations and Liabilities relating to the Business and the Assets and Properties of the Company as and when due and the Contracts and other commitments relating to the Business and the Assets and Properties of the Company in accordance with the terms and provisions thereof; (y) comply with all Laws and Orders that may be applicable to any of the Business or the Assets and Properties of the Company; and (z) use its best efforts to keep available the services of the Employees and to preserve current relationships with corporate partners, customers, suppliers, manufacturers and other persons doing business with the Company in order to preserve substantially intact the Business of the Company.  By way of amplification and not limitation, each Seller shall not, and shall cause the Company not to, between the date of this Agreement and the Closing Date, directly or indirectly, take, agree to take or allow, cause or permit any other Person to take, agree, agree to take or allow, cause or permit any of the following actions without the prior written consent of Purchaser:

(a)          sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease or license of, or any Encumbrance on, the Company and any of the Assets and Properties of the Company except in the ordinary course of business consistent with past practice where immaterial (both individually and in the aggregate) in both amount and significance;

(b)          acquire, other than in the ordinary business of the Company, any Assets and Properties, or acquire or make any arrangement to acquire any Inventory in excess of the amount of Inventory which, together with Inventory existing as of the date hereof, is necessary to fulfill firm purchase orders with delivery dates prior to the Closing Date, and obligations of the Company under long-term purchase contracts with delivery dates prior to the Closing Date, which, in each case, the Company is responsible for fulfilling prior to the Closing or which the Company will be responsible for fulfilling after the Closing Date;

(c)          engage with any Person in any merger, consolidation or other business combination transaction;

(d)          violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract, Business License, Real Property Lease or Personal Property Lease; or terminate, cancel or request any material change in, or agree to any material change in, any Business Contract, Business License, Real Property Lease and Personal Property Lease; or enter into or amend any Contract, that would constitute a Business Contract, Business License, Real Property Lease and Personal Property Lease and that, if fully performed, would not be permitted under this Section 6.01;

(e)          make or authorize any capital expenditure with respect to the Business of the Company, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for the fiscal period in question and have heretofore been disclosed in writing to Purchaser;

(f)          (i) increase the compensation payable or to become payable to, or the rate of vacation accrual of, any of the Employees; (ii) grant any options to, grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the transactions contemplated by this Agreement or by the Ancillary Agreements with, any Employee who is not currently entitled to such benefits from the transactions contemplated by this Agreement; (iii) establish, adopt, enter into or amend any Benefit Plan, agreement, trust, fund, policy or arrangement for the benefit of any Employee except to the extent required by applicable Law; (iv) enter into or amend any Contract, commitment or arrangement with any of the Employees; or (v) make any representation or promise, oral or written, to any Employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any Benefit Plan in effect as of the date hereof;

(g)          incur, cancel, pay, prepay, discharge or satisfy any claim or Liability other than in the ordinary course of business;

(h)          engage in any transaction with respect to any of the Assets and Properties or the Business of the Company with any officer, director, Affiliate or Associate of the Company, or any Associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis;

(i)          make any change with respect to the Company’s accounting policies, principles, methods or procedures, including revenue recognition policies, other than as required by GAAP;

(j)          make any material Tax election or settle or compromise any material Tax liability relating to the Business of the Company or any of the Assets and Properties of the Company;

(k)          permit any insurance policy naming the Company as a beneficiary or a loss payee and relating to the Business or any of the Assets or Properties of the Company to be cancelled, terminated or not renewed, except in the ordinary course of business;

(l)          maintain the Books and Records of the Company relating either to the Business or to any of the Assets and Properties of the Company in a manner not consistent with past business practices;

(m)          take any action which would adversely affect the goodwill of the Company’s suppliers, manufacturers, customers, licensees and others with whom it has business relations in connection with the Business of the Company in any material respect; or

(n)          authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties in Article III untrue or incorrect in any material respect or prevent any Seller or the Company from performing or cause such Seller or the Company not to perform its covenants and agreements herein or result in any of the conditions to the Closing set forth herein not being satisfied.

Section 6.02    Notice of Certain Events.

The Company, each Seller, and the Special Fiduciary and Trustee shall give prompt notice to the Purchaser of:  (i) any notice or other communication from any Person received by it alleging that any consent, waiver or approval of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; (ii) any notice or other communication received by it from any Governmental Entity or arbitrator or mediator in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) any Action or Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Purchaser, such Seller or the Company that relates to the Business of the Company or may affect the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements (and with respect to the Special Fiduciary and Trustee, only in the event the Special Fiduciary and Trustee is a party to such Action or Proceeding or as to which Charles Oliver or Sean McGarry have actual knowledge of such Action or Proceeding); (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Business Contract, Business License, Real Property Lease and Personal Property Lease applicable to the Business (and with respect to the Special Fiduciary and Trustee, only to the extent the Special Fiduciary and Trustee is a party to such Business Contract, Business License, Real Property Lease and Personal Property Lease); and (v) any change, event or occurrence that could reasonably be expected to render any of the representations and warranties given under Article III and Article IV, respectively, untrue or incorrect in any material respect (limited as to the Special Fiduciary and Trustee to representations and warranties under Article IV), or to materially delay or materially impede the ability of any Seller, the Special Fiduciary and Trustee or the Company to perform its respective obligations pursuant to this Agreement and the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.03    Access to Information; Confidentiality.

(a)          Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which a Seller or any of its Affiliates is a party or pursuant to applicable Law or the regulations or requirements of any regulatory organization with whose rules such Seller is required to comply, between the date of this Agreement and the Closing Date, each Seller shall (i) provide upon prior notice to Purchaser (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisers, agents and other representatives (collectively, “Representatives”)) access at reasonable times to its officers, Employees, agents, properties, offices and other facilities and to the Books and Records thereof (and the Special Fiduciary and Trustee shall provide access at reasonable times to the Books and Records in its possession that relate to the ESOP), and (ii) furnish promptly such information concerning the Business, Contracts, Assets and Properties, Liabilities and personnel as Purchaser or its Representatives may reasonably request.  No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b)          The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03 or pursuant to the Confidentiality Agreement, including, but not limited to, upon request, the delivery or destruction of all tangible materials containing or embodying such party’s Restricted Information (as that term is defined in the Confidentiality Agreement), together with a certificate executed by the returning party certifying that all such materials in its possession have been returned or destroyed.

Section 6.04    No Solicitation of Transactions.

From the date hereof and until the earlier of the Closing Date or termination of this Agreement, each Seller and the Special Fiduciary and Trustee shall not take, nor shall it permit any of its Representatives, Affiliates or Associates to take, directly or indirectly, any action to solicit, negotiate, assist or otherwise facilitate or encourage (including by furnishing confidential information with respect to the Business of the Company or permitting access to the Assets and Properties or Books and Records of the Company) any offer, proposal, inquiry or request for information from any Person concerning the direct or indirect acquisition of the Business of the Company or any of the Assets and Properties of the Company by any Person (an “Alternate Transaction”) other than Purchaser.  If a Seller or the Special Fiduciary and Trustee or any of their Representatives, Affiliates or Associates receives from any Person any such offer, proposal, inquiry or request for information, such Seller or the Special Fiduciary and Trustee shall promptly advise such Person, by written notice, of the terms of this Section 6.04 and shall immediately, orally and in writing, advise Purchaser of such offer, proposal, inquiry or request and deliver a copy of such notice to Purchaser.  Any violation of the restrictions set forth in this Section 6.04 by any Representative, Affiliate or Associate of a Seller or the Special Fiduciary and Trustee shall be deemed to be a breach of this Section 6.04 by such Seller or the Special Fiduciary and Trustee.  Any notice required to be delivered pursuant to this Section 6.04 shall include the identity of the Person making such offer, proposal, inquiry request, and the terms of such offer, proposal, inquiry or request, and shall keep Purchaser apprised, on a current basis, of the status of such offer, proposal, inquiry or request.  Each Seller and the Special Fiduciary and Trustee shall immediately cease and cause to be terminated (and each Seller and the Special Fiduciary and Trustee hereby represents and warrants that it has the legal and contractual right, without liability of any sort, to cease and cause to be terminated) all existing discussions or negotiations with any Persons conducted heretofore with respect to any such offer, proposal, inquiry or request.  Each Seller and the Special Fiduciary and Trustee shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such third party is a party.

Section 6.05    Financial Statements and Reports.

(a)          As promptly as practicable and in any event no later than ten (10) days after the end of each calendar month and fifteen (15) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date, Sellers shall deliver to Purchaser true and complete copies of the unaudited income statements for the fiscal quarter or month and the portion of the fiscal year then ended (in the case of any such fiscal quarter and calendar month), together with the notes, if any, relating thereto, which income statements shall be prepared on the same basis as the financial statements delivered pursuant to Section 3.06.  Upon delivery of any income statement pursuant to this Section 6.05(a), an unaudited balance sheet dated as of the most recent month then ended shall also be provided to Purchaser with respect to the Company.

(b)          As promptly as practicable, Sellers shall deliver to Purchaser true and complete copies of such other financial statements, reports and analyses relating to the Business or any of the Assets and Properties of the Company as may be prepared by the Company or reasonably requested by Purchaser.

(c)                 As promptly as practicable, Sellers shall deliver to Purchaser copies of all License applications and other filings made by the Company in connection with the operation of the Business of the Company after the date hereof and before the Closing Date with any Governmental Entity (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

Section 6.06    Delivery of Books and Records; Removal of Property.

(a)                 On the Closing Date, Sellers: (i) shall deliver to Purchaser at the site of the Closing or at the site of the Company, copies or originals of all of the Real Property Leases, the Personal Property Leases, the Business Contracts and the Business Licenses, and shall make available to Purchaser at the locations at which the Business is conducted, all of the other Books and Records of the Company (and the Special Fiduciary and Trustee shall provide copies of all Books and Records in its possession that relate to the ESOP), and (ii) shall deliver or make available to Purchaser at the locations at which the Business of the Company is conducted all other Assets and Properties of the Company.  If at any time after the Closing a Seller discovers in such Seller’s possession or under such Seller’s control any other Books and Records or other Assets and Properties of the Company, such Seller shall forthwith deliver such Books and Records or other Assets and Properties of the Company to Purchaser.  If at any time after the Closing the Special Fiduciary and Trustee discovers in its possession or under its control any other Books and Records that relate to the ESOP, the Special Fiduciary and Trustee shall forthwith deliver copies of such Books and Records to Purchaser.  Except as may otherwise specifically be required by this Agreement, the documents and analyses prepared by the Special Fiduciary and Trustee solely for its own use and other internally prepared documents of the Special Fiduciary and Trustee solely for its own use are excluded from the operation of this Section 6.06(a).

(b)                 Other than as set forth in Section 6.06(b) of the Disclosure Schedule, all Assets and Properties located on the premises of the Company are Assets and Properties of the Company.  Sellers and the Special Fiduciary and Trustee may remove only the Assets and Properties disclosed in Section 6.06(b) of the Disclosure Schedule from the premises of the Company at anytime.  However, such removal shall be at the sole cost and risk of Sellers or the Special Fiduciary and Trustee, including risk of loss and damage to such assets and properties.  Purchaser shall have no liability to a Seller or the Special Fiduciary and Trustee with respect to such removal and transportation.  Each Seller and the Special Fiduciary and Trustee shall be responsible for all repairs to the premises of the Company due to damage caused in connection with the removal of such assets and properties.

Section 6.07    Notice and Cure.

(a)           Each Seller and the Special Fiduciary and Trustee shall notify Purchaser in writing of, and shall contemporaneously provide Purchaser with true and complete copies of any and all information or documents relating to, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such Seller or the Special Fiduciary and Trustee (and as it relates to the Special Fiduciary and Trustee, only as it relates to the ESOP), occurring after the date of this Agreement that causes or may cause any covenant or agreement of such Seller or the Special Fiduciary and Trustee under this Agreement to be breached or that renders or may render untrue in any material respect any representation or warranty of such Seller or the Special Fiduciary and Trustee contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  Each Seller and the Special Fiduciary and Trustee also shall notify Purchaser in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to such Seller or Special Fiduciary and Trustee, of any representation, warranty, covenant or agreement made by such Seller or the Special Fiduciary and Trustee in this Agreement, whether occurring or arising before, on or after the date of this Agreement.  No notice given pursuant to this Section 6.07(a) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnity under Article IX.

(b)          Purchaser shall notify each Seller and the Special Fiduciary and Trustee in writing of, and shall contemporaneously provide such Seller and the Special Fiduciary and Trustee with true and complete copies of any and all information or documents relating to, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or may cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or may render untrue in any material respect any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  Purchaser shall notify such Seller and the Special Fiduciary and Trustee in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to Purchaser, of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement.  No notice given pursuant to this Section 6.07(b) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit a Seller’s right to seek indemnity under any provision of this Agreement or any of the Ancillary Agreements providing such Seller with such a right.

Section 6.08    Fulfillment of Conditions.

Each party shall execute and deliver at the Closing each Ancillary Agreement that such party is required hereby to execute and deliver as a condition to either party’s obligations pursuant to Article VII, and, subject to the limitations elsewhere set forth in this Agreement, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the other party contained in this Agreement (including the mutual conditions set forth in Section 7.01), and shall not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.  The obligations of the Special Fiduciary and Trustee under this Section 6.08 shall apply only as to the ESOP.

Section 6.09    Further Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all requisite commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from all applicable Governmental Entities all consents, Licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or each Seller in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under any applicable Law.

(b)          Each Seller and the Special Fiduciary and Trustee shall give any notices to all third parties, and use commercially reasonable best efforts to obtain any consents and waivers from all third parties necessary (including such consents, novations and amendments required under the Contracts listed in Section 3.28 of the Disclosure Schedule) to consummate the transactions contemplated by this Agreement.

Section 6.10    Public Announcements.

Until the earlier of the termination of this Agreement and the Closing Date, Purchaser, on the one hand and the Sellers’ Representative and the Special Fiduciary and Trustee on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated by this Agreement.  Until the first anniversary of the date hereof, the Sellers’ Representative or any other person acting on behalf of the Sellers or the Special Fiduciary and Trustee will not issue any such press release or make any such public statement that is not approved by the Purchaser, except as may be required by Law, in which case the Sellers’ Representative or any other person acting on behalf of the Sellers or the Special Fiduciary and Trustee shall make reasonable efforts to consult with the Purchaser prior to the making of such public statement.

Section 6.11    Assistance and Cooperation.

(a)          After the Closing Date, Purchaser shall become primarily responsible for (a) filing the Company’s audited financial statements for the year ended December 31, 2008 with the SEC; and (b) preparing and filing all Tax Returns of the Company due after the Closing Date; provided, however, that Purchaser, the Sellers and the Company shall (and shall cause their respective Affiliates and Representatives to):  (i) assist the other party in assembling financial information for the year ended December 31, 2008 and preparing any Tax Returns which such other party is responsible for preparing and filing related to the Company; (ii) cooperate fully in preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of the Company; (iii) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to financial information for the year ended December 31, 2008 and Taxes of the Company; (iv) provide timely notice to the other in writing of any pending or threatened Tax audit or assessments of the Company for taxable periods for which the other may have liability under this Agreement; and (v) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit with respect to any taxable period for which the other may have liability under this Agreement.  In the event of any Tax audit with respect to the Company, the Sellers and the Company shall not negotiate and settle with the applicable Taxing Authority without the written consent of Purchaser.

(b)          If, as of the Closing Date, the audits of the Company’s financial statements as of and for the years ended December 31, 2006 and 2007, have not been completed by Dixon Hughes PLLC, and Purchaser has waived the completion of the audits as a condition to close the transactions contemplated by this Agreement, the Sellers and the Company shall cooperate and provide Purchaser with assistance in completing the audit that is reasonably requested, and which shall include the Sellers making appropriate and commonly accepted written representations to Dixon Hughes PLLC to facilitate the completion of the audit.

Section 6.12    Employee Benefit Plans.

The Parties acknowledge and agree that the Purchaser may desire to terminate certain of the Company Plans set forth on Section 3.16(b) of the Disclosure Schedule.  In the event Purchaser desires to terminate any of such employee benefit plans (which indication shall be in writing), the Company and the Sellers’ Representative hereby agree to effect such termination.

Section 6.13    Sellers’ Representative.

The Sellers, by their execution of this Agreement, hereby designate Ronald Routhier as their representative (the “Sellers’ Representative”).  In case of Ronald Routhier’s death or disability, the Sellers shall designate an alternate Sellers’ Representative within ten (10) days of such event.  The Sellers shall be bound by any and all actions taken by the Sellers’ Representative with respect to all matters arising under this Agreement and the Escrow Agreement, as well as in resolving all disputes or other issues between Purchaser and the Sellers arising hereunder or thereunder at or following Closing.  The Sellers authorize the Sellers’ Representative to reimburse himself from distributions received by him from the Escrow Fund for all costs, expenses and payments incurred by him in his capacity as Sellers’ Representative.  The Sellers’ Representative shall be indemnified from and against any and all claims, demands, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees), arising from or related to any acts undertaken (and any omissions to act) in his capacity as Sellers’ Representative, except to the extent attributable to Sellers’ Representative’s gross negligence or willful misconduct.  The Sellers, by their approval of the transactions contemplated in this Agreement, agree to bear the costs of such expense reimbursement and indemnification on a pro-rata basis in accordance with their pro-rata fully-diluted equity interest in the Company immediately prior to the Closing.  Purchaser shall be entitled to rely upon any communication or writings given or executed by the Sellers’ Representative.  All notices to be sent to Sellers pursuant to this Agreement may be addressed to the Sellers’ Representative, and any notice so sent in accordance with Section 10.01 shall be deemed notice to all of the Sellers.

Section 6.14    Approval of Schedule 1.

Each Seller and the Special Fiduciary and Trustee hereby acknowledges and approves the accuracy of Schedule 1.

Section 6.15    Cooperation of Purchaser Relating to ESOP.

Following the Closing, Purchaser will (a) reasonably cooperate with, in response to any specific requests from, “NewCo” (as defined in Section 7.03(w)) and the administrators and fiduciaries of the ESOP in connection with facilitating final distributions from the ESOP, and (b) Purchaser’s 401(k) plan will accept eligible rollover distribution in cash from the ESOP as to ESOP participants who are employed by the Company provided Purchaser is not aware of any circumstances that might cause the ESOP to fail to satisfy Code Section 401(a).  Notwithstanding the foregoing, Purchaser shall not be required to incur any out-of-pocket cost associated with such agreement, Purchaser will not exercise any discretion with respect to the ESOP, and Purchaser will not be a fiduciary as to the ESOP, an administrator, or have any liability with respect to the ESOP as a result of such agreement.

Section 6.16    Reimbursement of Audit Fees.

The Purchaser will reimburse Sellers for the fees of Dixon Hughes PLLC incurred in connection with the audit of the financial statements previously reviewed by Castro, Thresher & Oliveira P.C. which have been prepared as of and for the years ended December 31, 2006 and 2007.  Notwithstanding the foregoing, the Sellers will be responsible for and hold Purchaser harmless from and against any liability for Taxes related to the correction of any errors or omissions discovered in such financial statements which are identified in writing by Dixon Hughes PLLC, as well as any fees and expenses of Dixon Hughes PLLC for any services requested by the Company in connection therewith.

Section 6.17    Employee Confidentiality, Invention Assignment, Non-Solicitation and Non-Competition Agreement.

Sellers shall use its best efforts to cause each of the Company’s Employees listed on Schedule 6.17 to sign the Form of Employee Confidentiality, Invention Assignment, Non-Solicitation and Non-Competition Agreement attached as Exhibit B, and shall deliver the same at Closing to be effective as of the Closing Date.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to the Obligations of Each Party to Consummate the Transaction.  The obligations of the parties hereto to consummate the purchase and sale of the Company Shares and the other transactions which are to occur at the Closing pursuant to Article II are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a)          No Governmental Entity shall have issued any Order which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the purchase and sale of the Company Shares and the other transactions which occur at the Closing pursuant to Article II.

(b)          All consents, approvals, authorizations and Licenses legally required to be obtained to consummate the purchase and sale of the Company Shares and the other transactions which occur at the Closing pursuant to Article II shall have been obtained from all Governmental Entities.

(c)          The Escrow Agent shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

Section 7.02    Additional Conditions to the Obligations of Each Seller and the Special Fiduciary and Trustee.  The obligation of each Seller and the Special Fiduciary and Trustee to consummate the sale of the Company Shares to Purchaser and the other transactions which occur at the Closing pursuant to Article II is subject to the satisfaction or waiver of each of the following further conditions:

(a)          Each of the representations and warranties of Purchaser contained in this Agreement shall be true, complete and correct in all material respects (other than representations and warranties subject to “materiality” or “Material Adverse Effect” limitations or exceptions, which shall be true, complete and correct in all respects) both as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true, complete and correct as of such certain date), except where the failure of such representations and warranties to be true and correct, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, and the Sellers’ Representative and the Special Fiduciary and Trustee shall have received a certificate of an officer of Purchaser, acting in his or her capacity as such, to such effect.

(b)          Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Sellers’ Representative and the Special Fiduciary and Trustee shall have received a certificate of an officer of Purchaser, acting in such officer’s capacity as such, confirming such performance and compliance.

(c)          As of the Closing Date, the Sellers’ Representative and the Special Fiduciary and Trustee shall have received from Purchaser the following documents:  (i) a certificate of existence and good standing from the Purchaser’s state of incorporation as to the corporate status of Purchaser, (ii) a true and complete copy of the resolutions, certified by the Secretary of Purchaser, adopted by the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party and all transactions contemplated by this Agreement and thereby, (iii) a certificate from the Secretary of Purchaser as to the incumbency and signatures of the officers who will execute documents at the Closing or who have executed this Agreement, (iv) a certificate from the Secretary of Purchaser that its Certificate of Incorporation has not been amended since the date of the certificate described in Section 7.02(c)(ii), and (v) such other documents and instruments, (if any), as the Sellers’ Representative may reasonably request in order to effectuate the transactions contemplated by this Agreement.

(d)          Purchaser shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

(e)          All corporate approvals of Purchaser required for the lawful consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is a party shall have been obtained and shall be in full force and effect.

Section 7.03    Additional Conditions to the Obligations of Purchaser.  The obligation of Purchaser to consummate the purchase of the Company Shares from each Seller and the Special Fiduciary and Trustee and the other transactions which occur at the Closing pursuant to Article II is subject to the satisfaction or waiver of each of the following further conditions:

(a)          Each of the representations and warranties of each Seller contained in this Agreement shall be true, complete and correct in all material respects (other than representations and warranties subject to “materiality” or “Material Adverse Effect” limitations or exceptions, which shall be true, complete and correct in all respects) both as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true, complete and correct as of such certain date), except where the failure of such representations and warranties to be true and correct, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business of the Company, and Purchaser shall have received a certificate from each Seller to such effect.

(b)          Each Seller and the Special Fiduciary and Trustee shall have performed or complied in all material respects with all covenants and agreements required by this Agreement, to be performed or complied with by it, on or prior to the Closing Date and Purchaser shall have received a certificate from each Seller and the Special Fiduciary and Trustee, to such effect.

(c)          Purchaser shall have received the Certificates, duly endorsed (or accompanied by duly executed stock powers).

(d)          There shall have been no Material Adverse Effect on the Business or on the Assets and Properties or the Liabilities of the Company, and no event shall have occurred which would reasonably be expected to result in a Material Adverse Effect on the Business since January 1, 2008.

(e)          All consents and waivers of third parties and novations and amendments to Contracts required in connection with the transactions contemplated by this Agreement shall have been obtained.

(f)          Intentionally Omitted.

(g)          Intentionally Omitted.

(h)          Ronald Routhier shall have signed and delivered to Purchaser an employment agreement (the “Ronald Routhier Employment Agreement”) in substantially the form of Exhibit C-1 hereto, and the Ronald Routhier Employment Agreement shall be in full force and effect, (ii) Russell Small shall have signed and delivered to Purchaser an employment agreement (the “Russell Small Employment Agreement”) in substantially the form of Exhibit C-2 hereto, and the Russell Small Employment Agreement shall be in full force and effect, and (iii) each of the individuals listed on Schedule 7.03(h) shall have signed and delivered to Purchaser an employment agreement (the “Form Employment Agreement”) in substantially the form of Exhibit C- 3 hereto, and the Form Employment Agreement in such form shall be in full force and effect for each such person.

(i)          Ronald Routhier shall have signed and delivered to Purchaser a non-competition agreement (the “Ronald Routhier Non-Competition Agreement”) in substantially the form of Exhibit D-1 hereto, and the Ronald Routhier Non-Competition Agreement shall be in full force and effect, (ii) Russell Small shall have signed and delivered to Purchaser a non-competition agreement (the “Russell Small Non-Competition Agreement”) in substantially the form of Exhibit D-2 hereto, and the Russell Small Non-Competition Agreement shall be in full force and effect, (iii) Richard Routhier shall have signed and delivered to Purchaser a non-competition agreement (the “Richard Routhier Non-Competition Agreement”) in substantially the form of Exhibit D-3, hereto, and the Richard Routhier Non-Competition Agreement shall be in full force and effect.

(j)          Custom Product Technologies, LLC shall have signed and delivered to the Purchaser the Form of Sales Representative Agreement in substantially the form of Exhibit E.

(k)          The Company and Heritage Family Limited Partnership shall have entered into the Form of Lease Agreement with respect to the facility located at 81 West Street, Attleboro, Massachusetts, in substantially the form of Exhibit F.

(l)          Purchaser shall have received resignations from each of the Company’s directors and officers listed on Schedule 2.

(m)          Each customer of the Company from whom over One Hundred Thousand  Dollars ($100,000) in revenues was received during fiscal year 2007, each of the suppliers listed in Section 7.03(m)(i) of the Disclosure Schedule and each of the sales representatives listed in Section 7.03(m)(ii) of the Disclosure Schedule shall have continued to transact business with the Company and otherwise to act substantially in accordance with the terms of its Business Contract consistent with the established course of conduct or, to the extent there is no Business Contract, its course of performance with the Company over the last twelve (12) months.  Each such customer, supplier or sales representative shall not have sought, or indicated any intention to seek, a reduction in the prices it currently pays for products and services of the Company, an increase in the price it currently charges the Company for supplier products and services or sales representatives services, as the case may be, or any other material modification of any payment term or other material term applicable to its purchases of products and services of the Company or sales to the Company or sales to the Company’s customers, as applicable.

(n)          Each of Ronald Routhier, Russell Small, and Richard Routhier shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

(o)          A copy of the financial statements previously reviewed by Castro, Thresher & Oliveira P.C. which have been prepared as of and for the years ended December 31, 2006 and 2007 shall have been audited by Dixon Hughes PLLC and any errors or omissions identified as a result of such audit shall have been resolved to Purchaser’s satisfaction.

(p)          As of the Closing Date, Purchaser shall have received from the Sellers’ Representative the following documents:  (i) a certificate of existence and good standing from the state of incorporation as to the corporate status of the Company, (ii) a true and complete copy of the Certificate of Incorporation of the Company and all amendments thereto certified by the applicable state of incorporation, (iii) a true and complete copy of the Bylaws of the Company certified by the Secretary thereof, and (iv) such other documents and instruments (if any) as Purchaser may reasonably request in order to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(q)           The Company shall provide evidence that the Company has paid all Indebtedness and satisfied all obligations owed to its creditors necessary to release all Encumbrances, and otherwise permit the Purchaser to obtain clear title to the Assets and Properties, or the Company shall have obtained payoff letters and releases from such creditors, in form and substance reasonably satisfactory to the Purchaser, which contain payoff and release information with respect to the satisfaction of such obligations and the release of all such Encumbrances, and provided such payoff letters to the Purchaser.

(r)           Purchaser shall have received evidence of the payment of the outstanding balance of the mortgage receivable related to the John Williams Street facility.

(s)           Intentionally Omitted.

(t)           Intentionally Omitted.

(u)           The Special Fiduciary and Trustee shall continue to serve in its present capacity as the sole trustee of the ESOP through the Closing Date with responsibility for the transactions contemplated by the Agreement.  The Special Fiduciary and Trustee shall have determined, and provided to Purchaser, a written instrument evidencing such determination, that (i) the consideration to be received by the ESOP pursuant to the transactions contemplated hereby is fair to the ESOP from a financial point of view, (ii) the consideration to be paid to the ESOP for its Company Shares is not less than adequate consideration and (iii) the consummation of the transactions contemplated hereby is fair and in the interests of the ESOP participants and beneficiaries.

(v)           Prior to the Closing, the Special Fiduciary and Trustee shall have obtained on behalf of the ESOP, a fairness opinion from an independent third party retained by the Special Fiduciary and Trustee regarding the transactions contemplated hereby.  Such fairness opinion shall state that (i) the consideration to be received by the ESOP pursuant to the transactions contemplated hereby is fair to the ESOP from a financial point of view and (ii) such independent third party shall have determined that the consideration to be paid to the ESOP for its Company Shares is not less than adequate consideration.

(w)           On or before, but effective as of the Closing Date, the Company shall take all actions necessary to cause (i) the Company to cease to be the plan sponsor of the ESOP, (ii) the Company and its Affiliates to cease to be adopting employers under the ESOP, (iii) The Retirement Company, Inc., an "S corporation" (within the meaning of Code Section 1361) owned by one or more of the Sellers and which is not a Subsidiary of the Company (“NewCo”) to become the sole plan sponsor of the ESOP, which shall assume sole responsibility for the ESOP, including without limitation, paying benefits thereunder, (iv) NewCo to retain a professional third party administrator to administer the ESOP, and (v) NewCo to convert the ESOP into a profit-sharing plan, terminate the plan and distribute the accumulated account balances to plan participants after obtaining a determination from the IRS that the ESOP is a qualified plan at termination.

(x)           At or before the Closing, the Sellers shall deliver to the Purchaser a certification of the Special Fiduciary and Trustee representing and warranting that, as of the Closing Date, all of the representations and warranties by or on behalf of the Special Fiduciary and Trustee contained in this Agreement are true and correct in all respects.

(y)           Prior to the Closing, the Company shall deliver to the Purchaser satisfactory evidence that Company Shares held by the ESOP are not pledged and are no longer subject to an Encumbrance.

(z)           Prior to the Closing, Purchaser shall have received an opinion from counsel to the Special Fiduciary and Trustee in form and substance reasonably acceptable to Purchaser.

(aa)           Each officer and director of the Company and its Affiliates and Ronald Routhier and Russell Small as fiduciaries to the ESOP shall irrevocably waive any and all right of indemnification that any such person may have against the Company, its Affiliates, all other adopting employers under the ESOP, and their respective affiliates, except to the extent insurance retained by the Company prior to the Closing Date is available to cover such claims but for such waiver.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

               Section 8.01    Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite adoption and approval of this Agreement, as follows:

(a)          by mutual written consent duly authorized by Sellers, the Special Fiduciary and Trustee and Purchaser;

(b)          by either Purchaser, the Special Fiduciary and Trustee or Sellers if the Closing shall not have occurred on or before December 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either Purchaser, the Special Fiduciary and Trustee or Sellers, if any Order preventing the consummation of the transactions contemplated by this Agreement shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

(d)          by Purchaser, upon a breach in any material respect of any covenant or agreement on the part of any Seller or the Special Fiduciary and Trustee set forth in this Agreement, or if any representation or warranty of any Seller or the Special Fiduciary and Trustee shall have become untrue or incorrect in any material respect either as of the date of this Agreement or as of the Closing Date, in either case such that the conditions set forth in Section 7.03 would not be satisfied (a “Terminating Seller Breach”);

(e)          by Sellers or the Special Fiduciary and Trustee upon a breach in any material respect of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or incorrect in any material respect as of the date of this Agreement or as of the Closing Date, in either case such that the conditions set forth in Section 7.02 would not be satisfied (a “Terminating Purchaser Breach”); or

(f)          the right of any party hereto to terminate this Agreement pursuant to this Section 8.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors or Representatives, whether prior to or after the execution of this Agreement.

Section 8.02    Effect of Termination.

Except as provided in Section 8.03, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any provisions of this Agreement prior to its termination; and provided, further, that the provisions of Section 6.03(b), this Section 8.02, Section 8.03, Article IX and Article X shall remain in full force and effect and survive any termination of this Agreement.

Section 8.03    Expenses; Liquidated Damages.

All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated.  Notwithstanding the foregoing, the Purchaser shall promptly pay to Sellers an amount equal to Two Million Dollars ($2,000,000) in cash in the event this Agreement is terminated by Sellers pursuant to Sections 8.01(b) or 8.01(e).  The Sellers shall promptly pay Purchaser an amount equal to Two Million Dollars ($2,000,000) in cash in the event this Agreement is terminated by Purchaser pursuant to Sections 8.01(b) or 8.01(d).

ARTICLE IX

SURVIVAL, INDEMNIFICATION AND ESCROW

Section 9.01    Survival.  The covenants, obligations, representations and warranties of Purchaser, Sellers, the Special Fiduciary and Trustee, and the Company contained in this Agreement, or in any document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing and shall survive the date of Closing until the termination of the Escrow Agreement; and shall not be merged into any documents delivered in connection with the Closing; provided, however, that the covenants, obligations, representations and warranties of Purchaser, Sellers, the Special Fiduciary and Trustee, and the Company regarding (a) power and authority to enter into this Agreement and the Ancillary Agreements (Sections 3.01, 3.02, 4.01, 4.02, 5.01, 5.02), (b) title to Assets and Properties, and Company Shares (Section 3.05), (c) regulatory compliance (Section 3.09), (d) Taxes (Section 3.15), (e) Intellectual Property (Section 3.13), (f) capitalization and equity ownership (Section 3.17), and (g) equity ownership (Section 4.08) shall survive the Closing Date indefinitely.

Section 9.02    Escrow Fund.  On or as soon as reasonably practicable after the Closing Date, in accordance with Section 2.04(b), the Escrow Amount shall be deposited with U.S. Bank, National Association (or its successor in interest or other institution selected by Purchaser with the consent of the other parties to the Escrow Agreement, which consent shall not be unreasonably withheld), as escrow agent (the “Escrow Agent”).  The Escrow Amount so deposited, together with interest and other income thereon, if any, shall constitute the “Escrow Fund” and shall be governed by the terms set forth in this Agreement and in the Escrow Agreement.  The Escrow Fund shall be the sole source of funds available to compensate Purchaser pursuant to the indemnification obligations of the other parties hereto and any claims against the Special Fiduciary and Trustee for any Losses resulting from any breach by the Special Fiduciary and Trustee of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to which it is a party, including any indemnification claim made by Purchaser under this Article IX; provided, however, that the limitations contained in this Section 9.02 shall not apply to recovery for inaccuracy in or breach of a representation, warranty or obligation contained in Sections 3.01, 3.02, 3.05(c), 3.15, 3.17, 4.01. 4.02 and the last sentence of 4.08 or a claim based on willful misconduct or fraud. The Escrow Agreement shall have a term of two (2) years and shall provide for the release of one half (1/2) of the Escrow Fund on the first anniversary thereof, net of the estimated value of any asserted claims, which estimated value shall be withheld from the amount released, and the remaining one half (1/2) on the second anniversary thereof, also net of the estimated value of asserted claims, which estimated value shall be withheld from the amount released.

Section 9.03    Indemnification.

(a)          Indemnification by the Sellers from the Escrow Fund.  From and after the Closing Date, subject to the limitations set forth in this Article IX and solely from the Escrow Fund, the Sellers promptly shall indemnify, defend and hold harmless (and upon demand shall reimburse) Purchaser and the directors, officers, stockholders, employees, Affiliates and agents of Purchaser, respectively (the “Indemnified Parties”), against any and all claims, actions, demands, suits, proceedings, assessments, judgments, losses, costs, and expenses (including Legal Expenses) and other damages (individually and collectively a “Loss”) resulting from (i) any breach by the Sellers or the Company of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to which it is a party, (ii) any action, claim or investigation relating to or arising out of the ownership, licensing, operation, action, inaction or conduct of the Business, or any of the Assets or Properties related to the Business, relating to periods of time prior to Closing, (iii) any and all Taxes imposed on or against the Company as a result of any failure to either (A) properly withhold any such Taxes on any payments made by the Company to any Person prior to the Closing Date or (B) report properly any such payments on a Tax Return, including the reporting of such payments on an incorrect Tax Return, (iv) the maintenance, administration, and operations of the ESOP, including but not limited to claims made against or with respect to the ESOP or the tax qualification of the ESOP or any predecessor or successor plan, whether before, on or after the Closing Date; (v) all present, former, and future obligations and liabilities (including, without limitation, contingent obligations and liabilities) of the Company, its Affiliates, and the Indemnified Parties to, or with respect to, the ESOP; (vi) fiduciary breaches or prohibited transactions relating to the ESOP; (vii) litigation or other action brought by current or former ESOP participants or fiduciaries, the United States Department of Labor or any other federal or state governmental agency relating to the ESOP; (viii) any loss, liability, assessment, taxes, interest, penalties, judgments, and employee benefit claims (including any and all costs and fees related to proceedings establishing such loss, liability, assessment, taxes, interest, penalties, judgments, or employee benefit claims), with respect to (A) the ESOP, (B) each of the Company Plans (other than the ESOP) to the extent arising out of events occurring or relating to periods, on or before the Closing Date, including, without limitation, any loss arising from the failure of the Needletech Products, Inc. Cafeteria Plan to satisfy the requirements of Code Section 125 (including, without limitation and solely for this purpose, any tax gross up payment the Company or the Purchaser or either of their successors may voluntarily choose to make to the Company's employees to put such employees in the same after-tax situation as if such failure had not occurred), and (C) each employee benefit plan, as such term is described in Section 3(3) of ERISA (including, but not limited to, any such employee benefit plan that is not subject to some or all of the provisions of ERISA), which was not sponsored, maintained, or contributed to by the Company or any of its Affiliates, but which was sponsored, maintained, or contributed to by any of the Company’s ERISA Affiliates, either presently or at any time, (ix) any breach by the Special Fiduciary and Trustee (A) of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement or any document delivered pursuant to which it is a party, or (B) in its capacity as trustee of the ESOP, its negligence, breach of fiduciary duty, violation of ERISA or breach of contract, and (x) the Company’s indemnification of the Special Fiduciary and Trustee.  Any indemnification payment pursuant to the foregoing shall include interest at a rate equal to eight percent (8%) (the “Rate”) from the date the loss, costs, expenses or damages were incurred until the date of payment; provided, however, the Rate shall not be payable with respect to attorneys’ fees incurred until such date as the underlying claim is determined to be payable.  Notwithstanding the foregoing, (i) if all individual Losses do not exceed One Hundred Twenty Five Thousand Dollars ($125,000) in the aggregate, they shall not be deemed to be Losses for which indemnification is required under this Section 9.03(a) and (ii) in no event shall the Sellers be responsible for any Losses in excess of, in the aggregate, the amount of the Escrow Fund at any given time, and Purchaser shall look solely to the Escrow Fund for reimbursement of Losses, the Sellers having no additional personal liability therefor; provided, however, that once the One Hundred Twenty Five Thousand Dollar ($125,000) threshold is exceeded, Losses shall include the first dollar of Loss.  The limitations contained this 9.03(a) shall not apply to recovery for inaccuracy in or breach of a representation, warranty or obligation contained in Sections 3.01, 3.02, 3.05(c), 3.15, 3.17, 4.01, 4.02 and the last sentence of 4.08 or a claim based on willful misconduct or fraud.

(b)          Intentionally Omitted.

(c)          Indemnification by Purchaser.

(i)           Purchaser shall promptly indemnify, defend, and hold harmless (and upon demand shall reimburse) the Sellers and the Special Fiduciary and Trustee against any Loss resulting from (A) any breach by Purchaser of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Purchaser delivered pursuant to this Agreement, and (B) any claim arising out of the conduct of the Business after Closing, except for failure to obtain consents, if any, for the assignment of the Contracts and except those directly or indirectly resulting solely from a breach by the Company,  the Sellers or the Special Fiduciary and Trustee of any representations or covenants of this Agreement.  Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date the loss, costs, expenses or damages were incurred until the date of payment; provided, however, the Rate shall not be payable with respect to attorneys’ fees incurred until such date as the underlying claim is determined to be payable.

(ii)           Notwithstanding anything in this Agreement to the contrary, and except for the liquidated damages described in Section 8.03, the Company, each Seller and the Special Fiduciary and Trustee agree that (i) to the extent the Company, any Seller, the Special Fiduciary and Trustee or any of their respective Affiliates have incurred any losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Purchaser and its respective Representatives and Affiliates for such losses or damages, if liable therefor, will be limited to an amount equal to Five Hundred Thousand Dollars ($500,000) in the aggregate, except liability for fraud or intentional misconduct, to which such limit shall not apply, and (B) in no event will the Company, any Seller, the Special Fiduciary and Trustee or any of their respective Affiliates seek to recover any money damages in excess of such amount from Purchaser, or its respective Representatives and Affiliates in connection therewith.

Section 9.04    Procedure for Indemnification.

(a)          Notice.  Within thirty (30) days (or, if sooner, at least five (5) Business Days before an answer or response is due) after receipt of written or actual notice of any action or claim (the “Claim”) as to which it asserts a right to indemnification, the party seeking indemnification hereunder (the “Indemnitee”) shall give written notice thereof (the “Notice”) to the Person from whom indemnification is sought (the “Indemnitor”), provided that the failure of the Indemnitee to give the Indemnitor notice within the specified number of days shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay.  Indemnitor shall be liable to Indemnitee with respect to Losses only so long as Indemnitee gives Indemnitor written notice thereof prior to the expiration of the survival periods set forth in Section 9.01.

(b)          Third Party Claims.

(i)           If any claim for indemnification by Indemnitee arises out of a Claim by a Person other than Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within fifteen (15) days after receipt of the Notice.  Indemnitor shall thereupon take all steps or commence proceedings to defeat or compromise any such Claim, including retaining counsel reasonably satisfactory to the Indemnitee.  Except as otherwise provided herein, all costs, fees and expenses with respect to any such Claim shall be borne by Indemnitor.  If the Indemnitor assumes the defense of a Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof a release by the claimant of the Indemnitee, reasonably satisfactory to the Indemnitee except that Indemnitor shall not, without the prior written consent of Indemnitee, directly or indirectly require Indemnitee to take or refrain from taking any action, or make any public statement, or consent to any settlement, which it reasonably considers to be against its interest.  Indemnitee shall have the right to participate at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor.

(ii)           If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such claim or action within the prescribed period of time, then the Indemnitee may assume such defense in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determination made or any settlement thereof effected by the Indemnitee.  The Indemnitor shall be permitted, at its own expense, to join in such defense and to employ its own counsel but control of such proceedings shall remain exclusively with Indemnitee.

(iii)           Indemnitor and Indemnitee agree to make available to each other, their counsel and other representatives, all information and documents reasonably available to them reasonably requested by the other which relate to any such claim or action, and to render to each other such reasonable assistance as may be reasonably requested in order to insure the proper and adequate defense of such claim or action, but any costs or expenses related thereto shall be borne by Indemnitor; provided that any failure (after written notice with specificity and an opportunity to cure) shall not relieve the Indemnitor of any of its obligations hereunder but may create a cause of action for breach for damages directly attributable to such failure.

(c)          Other Claims.  In the event of any Claim other than those provided for in subsection (b) hereof, Indemnitee shall be entitled to indemnification as provided herein.

(d)          Payment of Claims.  Amounts payable by the Indemnitor to the Indemnitee under this Section 9.04 shall be payable by the Indemnitor (or the Escrow Agent under the Escrow Agreement) as incurred by the Indemnitee.  In the event Indemnitor (or the Escrow Agent under the Escrow Agreement) fails to pay, timely and fully, any such amounts, Indemnitee may pay such Claim.  In such event, the Indemnitee may recover from the Indemnitor, in addition to the amount so paid, (i) interest on the amount claimed at the Rate, and (ii) reasonable attorneys’ fees in connection with the enforcement of payment under this Section 9.04; provided, however, that in the event the Escrow Agent fails to pay any amounts, the Sellers shall not be liable for any of the foregoing interest or fees or for reimbursing Purchaser if it pays such Claim.

(e)          No Set-Off.  The Indemnitee’s right to indemnification under this Section 9.04 shall not be subject to set-off for any claim by the Indemnitor against the Indemnitee.

Section 9.05    Assignment by Purchaser.  No consent by any party hereto shall be required for any assignment or reassignment of the rights of Purchaser under this Article IX.

ARTICLE X

GENERAL PROVISIONS

Section 10.01    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon confirmation of delivery) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)	if to the Sellers generally, c/o the Sellers’ Representative:

Ronald Routhier
NeedleTech Products, Inc.
81 West Street
Attleboro, Massachusetts 02703

with a copy to:

Ronald G. Koback, Attorney at Law
300 North Main Street
Attleboro, MA 02703
Attention: Ronald G. Koback
Fax: (508) 222-0363

(b)	if to Purchaser:

Theragenics Corporation
5203 Bristol Industrial Way
Buford, Georgia 30518
Attention: Bruce Smith
Fax: (770) 831-5294

with a copy to:

Powell Goldstein LLP
Fourteenth Floor
1201 W. Peachtree Street, N.W.
Atlanta, Georgia 30309-3488
Attention: Rick Miller
Fax: (404) 572-6999

(c)	if to any individual Seller for a matter
not germane to any other Seller,
to such Seller at the address set forth below
such Seller’s name on Schedule 1.

(d)	if to the Special Fiduciary and Trustee:

Rockland Trust Company
2036 Washington Street
Hanover, Massachusetts 02339
Attention: David B. Smith
Fax: (508) 732-7763

with a copy to:

Burns & Levinson LLP
125 Summer Street
Boston, Massachusetts 02110
Attention: Norman C. Spector
Fax: (617) 345-3299

Section 10.02   Rights and Remedies Cumulative.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at Law or in equity.

Section 10.03    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Assignment; Binding Effect; No Third Party Beneficiary.  Except as provided in Section 9.05, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, other than Article IX, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 10.05    Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal Laws of the State of Georgia applicable to contracts made and to be performed entirely within that state, and no effect shall be given to any conflict-of-laws principles thereof directing the application of any Law other than the laws of the State of Georgia.  Except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, the United States District Court for the Northern District of Georgia and the state courts of the State of Georgia situated within the County of Fulton in the State of Georgia shall have exclusive jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated by this Agreement.  The parties hereby consent to and agree to submit to the exclusive jurisdiction of such courts.  Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

Section 10.06    Waiver of Jury Trial.  Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated by this Agreement or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

Section 10.07    Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.08    Counterparts.  This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09    Mediation.  In the event of any dispute or claim arising out of or relating to the interpretation of this Agreement, or breach hereof (a “Dispute”), each of the parties hereto subject to the Dispute shall in good faith first negotiate a written resolution of the Dispute within a period not to exceed thirty (30) days from the date of written notice of the Dispute.  The negotiations shall be conducted by representatives of the subject parties who have authorization to resolve the Dispute.  In the event that the subject parties cannot negotiate a written resolution to the Dispute during this thirty (30)-day negotiation period, and still prior to filing any claims in a court of law, the subject parties shall then submit the Dispute to non-binding mediation.  The mediation may be initiated by the written request of any party subject to the Dispute, and shall commence within fifteen (15) days of the receipt of such notice and shall be conducted in Atlanta, Georgia, in accordance with the mediation procedures established by the mediator, unless otherwise agreed to by the subject parties.  The subject parties will attempt to each agree upon the selection of a mediator.  The mediation shall not exceed a period of thirty (30) days.  Each of the subject parties shall bear his or her own expenses in connection with such mediation, and the fees and expenses of the mediator shall be shared equally between the subject parties.  In the event that the subject parties do not resolve the Dispute as a result of such mediation or in the event that the Dispute is not resolved within sixty (60) days of the commencement of the Dispute, any party subject to the Dispute may seek to resolve the Dispute in a court of competent jurisdiction or seek other legal or equitable resolution in compliance with Sections 10.05 and 10.06.  Notwithstanding the foregoing, any party hereto may at any time apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of this Agreement or otherwise to prevent irreparable harm, provided that party complies with Sections 10.05 and 10.06.

Section 10.10    Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto), together with the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER: THERAGENICS CORPORATION By: /s/ M. Christine Jacobs M. Christine Jacobs Chief Executive Officer
SELLERS’ REPRESENTATIVE: By: /s/ Ronald Routhier Ronald Routhier
THE COMPANY (for purposes of the representations and warranties contained in Article III, VI, VII, IX): NEEDLETECH PRODUCTS, INC. By: /s/ Ronald Routhier Name: Ronald Routhier Title: President

SPECIAL FIDUCIARY AND TRUSTEE,
on behalf of the NeedleTech Products Employee
Stock Ownership Plan and the trust established
thereunder:

ROCKLAND TRUST COMPANY

By: /s/ Jeffrey F. Smith
       Jeffrey F. Smith
       Title: Senior Vice President

SELLERS: /s/ Ronald Routhier Ronald Routhier /s/ Russell Small Russell Small /s/ Richard Routhier Richard Routhier
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